--------------------------------------------------------------------------------
                           PRO FORMA VALUATION REPORT
                             MUTUAL HOLDING COMPANY
                                 STOCK OFFERING


                               MSB FINANCIAL CORP.
                             Millington, New Jersey


                                  Dated As Of:
                                September 1, 2006
--------------------------------------------------------------------------------





                                  Prepared By:

                                RP Financial, LC.
                             1700 North Moore Street
                                   Suite 2210

                            Arlington, Virginia 22209

RP(R) FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants
                                                               September 1, 2006



Board of Directors
MSB Financial, MHC
MSB Financial Corp.
Millington Savings Bank
1902 Long Hill Road
Millington, New Jersey  07946

Members of the Boards of Directors:

         At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock which is to be offered in connection with the stock offering described below.

         This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision ("OTS"). Specifically, this Appraisal has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" as set forth by the OTS, and applicable regulatory interpretations thereof.

Description of Stock Offering
-----------------------------

         On July 17, 2006, the Board of Directors of MSB Financial Corp. ("MSB Financial" or the "Company") adopted the plan authorizing the stock offering. Pursuant to the stock offering, MSB Financial will issue a majority of its common stock to MSB Financial, MHC (the "MHC") and sell a minority of its common stock to the public. Concurrent with the completion of the public stock offering, the Company will retain up to 50% of the net stock proceeds. The MHC will own a controlling interest in the Company of at least 51%, and the Company will be the sole subsidiary of the MHC. The Company will own 100% of the outstanding stock of Millington Savings Bank ("Millington Savings" or the "Bank"). The Company's initial activity will be ownership of its subsidiary, Millington Savings, investment of the net cash proceeds retained at the holding company level and extending a loan to the employee stock ownership plan ("ESOP").

         It is anticipated that the public shares will be offered in a subscription offering to the Bank's Eligible Account Holders, ESOP and Supplemental Eligible Account Holders, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering.

--------------------------------------------------------------------------------
Washington Headquarters                                Telephone: (703) 528-1700
Rosslyn Center                                           Fax No.: (703) 528-1788
1700 North Moore Street, Suite 2210                Toll-Free No.: (866) 723-0594
Arlington, VA 22209                                 E-Mail: mail@rpfinancial.com
www.rpfinancial.com

Boards of Directors
September 1, 2006
Page 2


RP Financial, LC.
-----------------

         RP Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting  from  mutual-to-stock  form.  The  background  and  experience of RP
Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Bank, the Company and the MHC and the other parties engaged by the Company to assist in the stock issuance process.

Valuation Methodology
---------------------

         In preparing our appraisal, we have reviewed the Bank's, the Company's and MHC's regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of the Company that has included a review of its audited financial information for the fiscal years ended June 30, 2002 through June 30, 2006, various unaudited information and internal financial reports through June 30, 2006 and due diligence related discussions with the Company's management; Beard Miller Company LLP, the Company's independent auditor; Malizia Spidi & Fisch, PC, the Company's counsel in connection with the plan of stock issuance; and Keefe, Bruyette & Woods, Inc., the Company's financial and marketing advisor in connection with the stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

         We have investigated the competitive environment within which the Company operates and have assessed the Company's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on the Company and the industry as a whole. We have analyzed the potential effects of the minority stock offering on the Company's operating characteristics and financial performance as they relate to the pro forma market value. We have reviewed the economy and demographic characteristics of the primary market area in which the Company currently operates. We have compared the Company's financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed conditions in the securities markets in general and the markets for thrifts, thrift holding companies and mutual holding companies including mutual holding company offerings.

         The Appraisal is based on the Company's representation that the information contained in the regulatory applications and additional information furnished to us by the Company and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Company, or its independent auditors, legal counsel, investment

Boards of Directors
September 1, 2006
Page 3


bankers and other authorized agents nor did we independently value the assets or liabilities of the Company. The valuation considers MSB Financial only as a going concern and should not be considered as an indication of the Company's liquidation value.

         Our appraised value is predicated on a continuation of the current operating environment for the Bank, the MHC and the Company and for all thrifts and their holding companies. Changes in the local and national economy, the federal and state legislative and regulatory environments for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Company's value alone. It is our understanding that there are no current plans for pursuing a second-step conversion or for selling control of the Company or the Bank following the offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

         The estimated pro forma market value is defined as the price at which the Company's stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.


Valuation Conclusion
--------------------

         It is our opinion that, as of September 1, 2006, the estimated aggregate pro forma market value of the shares to be issued immediately following the offering, both shares issued publicly as well as to the MHC, was $42,500,000 at the midpoint, equal to 4,250,000 shares issued at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range indicates a minimum value of $36,125,000 and a maximum value of $48,875,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 3,612,500 shares at the minimum of the valuation range and 4,887,500 total shares outstanding at the maximum of the valuation range. In the event that the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $56,206,250 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 5,620,625. The Board of Directors has established a public offering range such that the public ownership of the Company will constitute a 45.0% ownership interest of the Company. Accordingly, the offering range to the public of the minority stock will be $16,256,250 at the minimum, $19,125,000 at the midpoint, $21,993,750 at the maximum and $25,292,810 at the super maximum.


Limiting Factors and Considerations
-----------------------------------

         The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable OTS regulatory guidelines and is

Boards of Directors
September 1, 2006
Page 4


necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of MSB Financial immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

         The valuation prepared by RP Financial in accordance with applicable OTS regulatory guidelines was based on the financial condition and operations of MSB Financial as of June 30, 2006, the date of the financial data included in the prospectus.

         RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

         The valuation will be updated as provided for in the OTS conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of MSB Financial, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.


                                                 Respectfully submitted,
                                                 RP FINANCIAL, LC.

                                                 /s/Ronald S. Riggins

                                                 Ronald S. Riggins
                                                 President and Managing Director


                                                 /s/Gregory E. Dunn

                                                 Gregory E. Dunn
                                                 Senior Vice President

RP Financial, LC.


                                TABLE OF CONTENTS
                               MSB FINANCIAL CORP.
                             Millington, New Jersey

                                                                                                        PAGE
         DESCRIPTION                                                                                   NUMBER
         -----------                                                                                   ------

    CHAPTER ONE                     OVERVIEW AND FINANCIAL ANALYSIS
    -----------

         Introduction                                                                                    1.1
         Plan of Stock Offering                                                                          1.1
         Strategic Overview                                                                              1.2
         Balance Sheet Trends                                                                            1.4
         Income and Expense Trends                                                                       1.8
         Interest Rate Risk Management                                                                   1.11
         Lending Activities and Strategy                                                                 1.12
         Asset Quality                                                                                   1.15
         Funding Composition and Strategy                                                                1.15
         Subsidiary Activity                                                                             1.17
         Legal Proceedings                                                                               1.17



    CHAPTER TWO                     MARKET AREA
    -----------

         Introduction                                                                                    2.1
         Market Area Demographics                                                                        2.2
         National Economic Factors                                                                       2.4
         Regional Economy                                                                                2.9
         Market Area Deposit Characteristics and Trends                                                  2.11
         Competition                                                                                     2.11



    CHAPTER THREE                   PEER GROUP ANALYSIS
    -------------

         Peer Group Selection                                                                            3.1
         Basis of Comparison                                                                             3.2
         MSB Financial's Peer Group                                                                      3.6
         Financial Condition                                                                             3.6
         Income and Expense Components                                                                   3.9
         Loan Composition                                                                                3.13
         Interest Rate Risk                                                                              3.15
         Credit Risk                                                                                     3.15
         Summary                                                                                         3.18


                                TABLE OF CONTENTS
                               MSB FINANCIAL CORP.
                             Millington, New Jersey
                                   (continued)


                                                                                                        PAGE
         DESCRIPTION                                                                                   NUMBER
         -----------                                                                                   ------


    CHAPTER FOUR                    VALUATION ANALYSIS
    ------------

         Introduction                                                                                    4.1
         Appraisal Guidelines                                                                            4.1
         RP Financial Approach to the Valuation                                                          4.2
         Valuation Analysis                                                                              4.3
             1.   Financial Condition                                                                    4.3
             2.   Profitability, Growth and Viability of Earnings                                        4.5
             3.   Asset Growth                                                                           4.7
             4.   Primary Market Area                                                                    4.7
             5.   Dividends                                                                              4.8
             6.   Liquidity of the Shares                                                                4.9
             7.   Marketing of the Issue                                                                 4.10
                      A.   The Public Market                                                             4.10
                      B.   The New Issue Market                                                          4.16
                      C.   The Acquisition Market                                                        4.17
             8.   Management                                                                             4.20
             9.   Effect of Government Regulation and Regulatory Reform                                  4.21
         Summary of Adjustments                                                                          4.21
         Basis of Valuation - Fully-Converted Pricing Ratios                                             4.21
         Valuation Approaches:  Fully-Converted Basis                                                    4.24
             1.   Price-to-Earnings ("P/E")                                                              4.25
             2.   Price-to-Book ("P/B")                                                                  4.26
             3.   Price-to-Assets ("P/A")                                                                4.29
         Comparison to Recent Offerings                                                                  4.29
         Valuation Conclusion                                                                            4.30


RP Financial, LC.

                                 LIST OF TABLES
                               MSB Financial Corp.
                             Millington, New Jersey


       TABLE
       NUMBER               DESCRIPTION                                                                 PAGE
       ------               -----------                                                                 ----


         1.1          Historical Balance Sheets                                                          1.5
         1.2          Historical Income Statements                                                       1.9


         2.1          Summary Demographic Data                                                           2.3
         2.2          Primary Market Area Employment Sectors                                             2.10
         2.3          Unemployment Trends                                                                2.10
         2.4          Deposit Summary                                                                    2.12
         2.5          Market Area Deposit Competitors                                                    2.13


         3.1          Peer Group of Publicly-Traded Thrifts                                              3.5
         3.2          Balance Sheet Composition and Growth Rates                                         3.7
         3.3          Income as a Percent of Average Assets and Yields, Costs, Spreads                   3.10
         3.4          Loan Portfolio Composition Comparative Analysis                                    3.14
         3.5          Interest Rate Risk Measures and Net Interest Income Volatility                     3.16
         3.6          Credit Risk Measures and Related Information                                       3.17


         4.1          Market Area Unemployment Rates                                                     4.8
         4.2          Recent Conversion Pricing Characteristics                                          4.18
         4.3          Market Pricing Comparatives                                                        4.19
         4.4          Calculation of Implied Per Share Data                                              4.23
         4.5          MHC Institutions - Implied Pricing Ratios, Full Conversion Basis                   4.27
         4.6          Pricing Table:  MHC Public Market Pricing                                          4.28


RP Financial, LC.
Page 1.1

                       I. OVERVIEW AND FINANCIAL ANALYSIS


Introduction
------------

         MSB Financial serves central New Jersey through its main office in Millington, two branch offices located in the Basking Ridge section of Bernards Township, and a branch office just recently opened in the Martinsville section of Bridgewater Township. The markets served by the Company's main office and branches are Morris and Somerset Counties. A map of the Company's branch offices is provided in Exhibit I-1. The Company's wholly-owned subsidiary, Millington Savings Bank ("Millington Savings" or the "Bank"), is a member of the Federal Home Loan Bank ("FHLB") system, and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation ("FDIC"). At June 30, 2006, MSB Financial had $270.2 million in assets, $194.8 million in deposits and consolidated equity of $19.5 million, equal to 7.2% of total assets. MSB Financial's audited financial statements are included by reference as Exhibit I-2.


Plan of Stock Offering
----------------------

         On July 17, 2006, the Board of Directors of MSB Financial adopted the plan authorizing the stock offering (the "plan"). Pursuant to the plan, MSB Financial will issue a majority of its common stock to the MHC and sell a minority of its common stock to the public. Concurrent with the completion of the public stock offering, the Bank will receive at least 50.0% of the net stock proceeds and the balance will be retained by MSB Financial.

         The MHC will own a controlling interest in the Company of at least 51%, and the Company will be the sole subsidiary of the MHC. The Company will own 100% of the Bank's outstanding stock. The Company's initial activity will be ownership of its subsidiary, Millington Savings, investment of the net cash proceeds retained at the holding company level and extending a loan to the employee stock ownership plan ("ESOP"). Subsequent activities of the Company may include payment of regular or special dividends, acquisitions of other financial institutions, acquisitions of other financial service providers and/or stock repurchases.

RP Financial, LC.
Page 1.2


Strategic Overview
------------------

         MSB Financial maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. Historically, MSB Financial's operating strategy has been fairly reflective of a traditional thrift operating strategy in which 1-4 family residential mortgage loans and retail deposits have constituted the principal components of the Company's assets and liabilities, respectively. Beyond 1-4 family permanent mortgage loans, the Company's loan portfolio includes diversification into construction, commercial real estate, consumer, home equity and commercial business loans. Pursuant to the Company's current strategic plan, MSB Financial will continue to emphasize 1-4 family lending, with home equity, commercial real estate and construction loans remaining as the primary areas of lending diversification.

         Investments serve as a supplement to the Company's lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy. The investment portfolio is comprised primarily U.S. Treasury and agency securities, with other investments consisting of mortgage-backed securities and FHLB stock. The Company also maintains a small trading account balance. In recent years, the Company has been utilizing maturing investments to fund loan growth, thereby shrinking the portion of investments comprising total assets.

         Retail deposits have consistently served as the primary interest-bearing funding source for the Company, although borrowings have become a more prominent funding source in recent years for purposes of managing deposit costs. Certificates of deposit ("CDs") constitute the largest portion of the Company's deposits and have accounted for most of the Company's deposit growth in recent years. Overall deposit growth has been limited and borrowings have funded most of the Company's asset growth in recent years. FHLB advances have in general been the Company's only source of borrowings, which consist primarily of variable rate advances and, to a lesser extent, longer term fixed rate advances. A portion of the net conversion proceeds may be utilized to pay down some of the Company's borrowings.

         MSB Financial's core earnings base is largely dependent upon net interest income and operating expense levels. Overall, the Company's operating strategy has provided for a

RP Financial, LC.
Page 1.3


relatively healthy net interest margin, which has been supported by increasing the concentration of interest-earning assets maintained in loans. In recent periods, the Company has experienced some compression of the net interest margin, as the flat yield curve has resulted in narrower spreads with the rise in short-term interest rates having a more immediate impact on the Company's funding costs relative to the yields earned on loans and investments. While the Company's implementation of a traditional thrift operating strategy has limited non-interest operating income, the lack of diversification has also supported management of operating expenses. Strong asset growth realized through loan growth facilitated leveraging of the operating expense ratio during fiscal 2006.

         The post-offering business plan of the Company is expected to continue to focus on products and services which have facilitated MSB Financial's recent growth. Specifically, MSB Financial will continue to be an independent community-oriented financial institution with a commitment to local real estate financing with operations funded by retail deposits, borrowings, equity capital and internal cash flows.

         The Company's Board of Directors has elected to complete a public stock offering to improve the competitive position of MSB Financial. The capital realized from the stock offering will increase the operating flexibility and overall financial strength of MSB Financial. The additional capital realized from stock proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets. MSB Financial's higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Company's interest-earning-assets-to-interest-bearing-liabilities ("IEA/IBL") ratio. The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Company's future funding needs, which may facilitate a reduction in MSB Financial's funding costs. Additionally, MSB Financial's higher equity-to-assets ratio will also better position the Company to take advantage of expansion opportunities as they arise. Such expansion would most likely occur through the establishment or acquisition of additional banking offices or customer facilities that would provide for further penetration in the markets currently served by the Company or nearby surrounding markets. The Company will also be bettered position to pursue growth through acquisition of other financial service providers following the stock offering, given its

RP Financial, LC.
Page 1.4


strengthened capital position. At this time, the Company has no specific plans for expansion other than through opening a fifth branch office in 2007. The projected uses of proceeds are highlighted below.

          o The Company. The Company is expected to retain up to 50% of the net conversion proceeds. At present, funds at the holding company level are expected to be initially held in liquid funds. Over time, the funds may be utilized for various corporate purposes, which may include acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

          o The Bank. Approximately 50% of the net conversion proceeds will be infused into the Bank. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank will initially become part of general funds, pending the pay down of borrowings and/or deployment into loans and investment securities.

         Overall, it is the Company's objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with MSB Financial's operations. The Company has acknowledged that it intends to operate with excess capital in the near term, operating with a below market return on equity ("ROE"), until such time as the new capital can be leveraged in a safe and sound manner over an extended period of time.


Balance Sheet Trends
--------------------

         Table 1.1 shows the Company's historical balance sheet data for the past five fiscal years. From fiscal year end 2002 through fiscal year end 2006, MSB Financial's assets increased at a 12.5% annual rate. Asset growth was largely the result of loan growth and loans constitute the major portion of the Company's interest-earning asset composition. Loan growth has been funded with a combination of deposits and borrowings, as well as redeployment of cash and investments. A summary of MSB Financial's key operating ratios for the past five fiscal years are presented in Exhibit I-3.

         MSB Financial's loans receivable portfolio increased at a 15.4% annual rate from fiscal year end 2002 through year end 2006, with the portfolio exhibiting positive growth throughout the period. The Company's higher loan growth rate compared to its asset growth rate provided

RP(R) Financial, LC.
Page 1.5




                                    Table 1.1
                                  MSB Financial
                            Historical Balance Sheets
                       (Amount and Percent of Assets)(1)


                                                                    At Year End June 30,                                      Annual
                             ------------------------------------------------------------------------------------------------ Growth
                                      2002               2003               2004               2005               2006         Rate
                             -------------------  ------------------ ----------------  ------------------ ------------------- -----
                                Amount      Pct     Amount    Pct     Amount    Pct      Amount    Pct       Amount    Pct    Pct
                                ------      ---     ------    ---     ------    ---      ------    ---       ------    ---    ---
                                ($000)      (%)     ($000)    (%)     ($000)    (%)      ($000)    (%)       ($000)    (%)    (%)

Total Amount of:
Assets                         $168,914    100.0%  $196,766  100.0%  $215,881  100.0%   $237,869  100.0%    $270,184  100.0%  12.46%
Cash and cash equivalents        14,909      8.8%    13,338    6.8%     3,800    1.8%      5,666    2.4%       5,881    2.2% -20.75%
Securities held to maturity      24,167     14.3%    37,606   19.1%    31,515   14.6%     28,292   11.9%      27,707   10.3%   3.48%
Loans receivable, net           122,969     72.8%   138,496   70.4%   168,614   78.1%    187,192   78.7%     218,321   80.8%  15.43%
FHLB stock                        1,028      0.6%     1,237    0.6%     1,292    0.6%      1,503    0.6%       2,821    1.0%  28.71%
Deposits                        153,920     91.1%   180,343   91.7%   190,500   88.2%    196,931   82.8%     194,755   72.1%   6.06%
Borrowings                            -      0.0%         -    0.0%     7,500    3.5%     21,195    8.9%      54,181   20.1%      NA
Equity                           13,933      8.2%    15,230    7.7%    16,578    7.7%     18,089    7.6%      19,491    7.2%   8.76%

Full service offices                  2                   3                 3                  3                   3


----------------------------
(1) Ratios are as a percent of ending assets.

Sources: MSB Financial's prospecuts, audited financial statements and RP Financial calculations.

RP Financial, LC.
Page 1.6


for an increase in the loans-to-assets ratio from 72.8% at fiscal year end 2002 to 80.8% at fiscal year end 2006. MSB Financial's historical emphasis on 1-4 family lending is reflected in its loan portfolio composition, as 53.9% of total loans receivable consisted of 1-4 family loans at year end 2006.

         Trends in the Company's loan portfolio composition over the past five fiscal years show that the concentration of 1-4 family permanent mortgage loans comprising total loans declined from a high of 70.9% at fiscal year end 2002 to a low of 53.9% at fiscal year end 2006. Over the past five years lending diversification by the Company has emphasized origination of home equity loans, with the level of home equity loans comprising total loans increasing from a low of 14.0% at fiscal year end 2002 to a high of 22.0% at fiscal year end 2006. Commercial real estate and construction loans constitute the other major areas of lending diversification for the Company, with the construction loan portfolio exhibiting notable growth since fiscal year end 2002. Construction loans increased from 2.8% of total loans at fiscal year end 2002 to 10.4% of total loans at fiscal year end 2006, while commercial real estate loans increased from 8.8% of total loans at fiscal year end 2002 to 10.5% of total loans at fiscal year end 2006. Consumer loans, other than home equity loans, and commercial business loans have generally been minor areas of lending diversification for the Company, with the balances of consumer and commercial loans equaling 0.8% and 2.5%, respectively, at June 30, 2006.

         The intent of the Company's investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting MSB Financial's overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be held in liquid funds. Over the past five fiscal years, the Company's level of cash and investment securities (inclusive of FHLB stock) ranged from a high of 26.5% of assets at fiscal year end 2003 to a low of 13.5% of assets at fiscal year end 2006. The decline in the cash and investments ratio since fiscal year end 2003 reflects the redeployment of maturing investment proceeds into loan growth. Securities held to maturity totaled $27.7 million at June 30, 2006 and consisted of U.S. Government and agency securities ($24.2 million) and mortgage-backed securities ($3.6 million). The Company also maintained a FHLB stock balance of $2.8 million and trading securities of $109,000 at June
30,2006. Cash and cash equivalents equaled $5.9 million or 2.2% of assets at June 30, 2006, which was consistent with the level of cash and

RP Financial, LC.
Page 1.7


cash equivalents maintained during the past three fiscal years. Exhibit I-4 provides historical detail of the Company's investment portfolio.

         The Company also maintains an investment in bank-owned life insurance ("BOLI") policies, which cover the lives of the Company's officers and directors. The purpose of the investment is to provide funding for employee and director benefit plans. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of June 30, 2006, the cash surrender value of the Company's BOLI equaled $4.0 million.

         Over the past five years, MSB Financial's funding needs have been substantially met through retail deposits, internal cash flows, borrowings and retained earnings. From fiscal year end 2002 through fiscal year end 2006, the Company's deposits increased at an annual rate of 6.1%. Positive deposit growth was sustained from fiscal year end 2002 through fiscal year end 2005, which was followed by a slight decline in deposits during fiscal 2006. Borrowings have funded most of the Company's asset growth in recent years to support management of deposit costs. Accordingly, deposits as a percent of assets declined from 91.1% at fiscal year end 2002 to 72.1% at fiscal year end 2006. CDs have consistently accounted for the major portion of the Company's deposit composition and equaled 57.5% of total deposits at June 30, 2006.

         Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk. Borrowings have become a more prominent funding source for the Company, particularly during the past two fiscal years. The Company did not hold any borrowings at fiscal year ends 2002 and 2003, while borrowings equaled 20.1% of assets at fiscal year end 2006. The Company's use of borrowings has generally been limited to FHLB advances and at June 30, 2006 FHLB advances held by the Company consisted mostly of short-term advances that reprice daily. A smaller portion of the FHLB advance balance consists of five year fixed rate advances.

         Since fiscal year end 2002, retention of earnings translated into an annual capital growth rate of 8.8% for the Company. Asset growth outpaced the Company's equity growth rate, as MSB Financial's equity-to-assets ratio declined from 8.2% at fiscal year end 2002 to 7.2% percent at fiscal year end 2006. All of the Company's capital is tangible capital, and the Bank maintained capital surpluses relative to all of its regulatory capital requirements at June 30,

RP Financial, LC.
Page 1.8


2006. The addition of stock proceeds will serve to strengthen the Company's capital position and competitive posture within its primary market area, as well as possibly support expansion into other nearby markets if favorable growth opportunities are presented. At the same time, the Company's higher pro forma capital position will initially depress ROE from current levels.


Income and Expense Trends
-------------------------

         Table 1.2 shows the Company's historical income statements for the past five fiscal years. The Company reported positive earnings over the past five fiscal years, ranging from a high of 0.83% of average assets during fiscal 2002 to a low of 0.55% of average assets during fiscal 2006. The general downward trend reflected in the Company's return on average assets ratio has been mostly related to a declining net interest margin, while a loss on the sale of a property also contributed to the lower return posted during fiscal 2006. Net interest income and operating expenses represent the primary components of MSB Financial's core earnings. Other revenues for the Company largely are derived from customer service fees and income earned on the BOLI, which constitute the major contributors to the Company's non-interest operating income. Favorable real estate market conditions and an emphasis on 1-4 family lending have served to limit the amount of loan loss provisions established over the past five fiscal years. Non-operating income has not been a significant factor in the Company earnings over the past five fiscal years.

         Over the past five fiscal years, the Company's net interest income to average assets ratio ranged from a high of 3.47% during fiscal 2003 to a low of 2.93% during fiscal 2006. The general downward trend experienced in the Company's net interest income ratio since fiscal 2003 has resulted from spread compression. As short-term interest rates have increased and the yield curve has flattened, the Company's funding costs have increased more than yields earned on assets. Over the past five fiscal years, the Company's interest rate spread peaked at 3.40% during fiscal 2003 and then trended lower during the past three fiscal years to 2.97% during fiscal 2006. At June 30, 2006, the Company maintained an interest rate spread of 2.51%, implying that the downward trend in the net interest margin will continue into fiscal 2007. The Company's historical interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5.

RP (R)Financial, LC.
Page 1.9


                                    Table 1.2
                                  MSB Financial
                          Historical Income Statements
                     (Amount and Percent of Avg. Assets)(1)


                                                                          For the Year Ended June 30,
                                             ---------------------------------------------------------------------------------------
                                                    2002              2003             2004             2005             2006
                                             ------------------ ---------------- ---------------  ---------------- -----------------
                                              Amount    Pct      Amount  Pct      Amount  Pct     Amount   Pct      Amount   Pct
                                              ------    ---      ------  ---      ------  ---     ------   ---      ------   ---
                                               ($000)   (%)       ($000) (%)       ($000) (%)      ($000)  (%)       ($000)  (%)

 Interest Income                             $10,281     6.57%  $10,524   5.84%  $10,769   5.22% $11,754    5.13%  $14,117    5.56%
 Interest Expense                             (5,025)   -3.21%   (4,277) -2.37%   (3,856) -1.87%  (4,386)  -1.92%   (6,661)  -2.62%
                                              -------   ------   ------- ------   ------- ------  -------  ------   -------  ------
 Net Interest Income                          $5,256     3.36%   $6,247   3.47%   $6,913   3.35%  $7,368    3.22%   $7,456    2.93%
 Provision for Loan Losses                      (137)   -0.09%     (136) -0.08%     (134) -0.06%    (135)  -0.06%      (60)  -0.02%
                                                -----   ------     ----- ------     ----- ------    -----  ------      ----  ------
  Net Interest Income after Provisions        $5,119     3.27%   $6,111   3.39%   $6,779   3.29%  $7,233    3.16%   $7,396    2.91%

 Other operating income                         $372     0.24%     $432   0.24%     $512   0.25%    $615    0.27%     $576    0.23%
 Operating Expense                            (3,489)   -2.23%   (4,448) -2.47%   (4,900) -2.37%  (5,432)  -2.37%   (5,643)  -2.22%
                                              -------   ------   ------- ------   ------- ------  -------  ------   -------  ------
  Net Operating Income                        $2,002     1.28%   $2,095   1.16%   $2,391   1.16%  $2,416    1.06%   $2,329    0.92%

Non-Operating Income
--------------------
 Unrealized gain on trading securities            $0     0.00%       $0   0.00%       $5   0.00%     $14    0.01%      $27    0.01%
 Net loss on sale of investment real estate       $0     0.00%       $0   0.00%       $0   0.00%      $0    0.00%    ($120)  -0.05%
                                                 ---     -----      ---   -----      ---   -----     ---    -----    ------  ------
   Net Non-Operating Income                       $0     0.00%       $0   0.00%       $5   0.00%     $14    0.01%     ($93)  -0.04%

 Net Income Before Tax                        $2,002     1.28%   $2,095   1.16%   $2,396   1.16%  $2,430    1.06%   $2,236    0.88%
 Income Taxes                                   (703)   -0.45%     (798) -0.44%     (948) -0.46%    (919)  -0.40%     (834)  -0.33%
                                                -----   ------     ----- ------     ----- ------    -----  ------     -----  ------
 Net Income (Loss)                            $1,299     0.83%   $1,297   0.72%   $1,448   0.70%  $1,511    0.66%   $1,402    0.55%


Adjusted Earnings
-----------------
Net Income Before Ext. Items                  $1,299     0.83%   $1,297   0.72%   $1,448   0.70%  $1,511    0.66%   $1,402    0.55%
Addback: Non-Operating Losses                      0     0.00%        0   0.00%        0   0.00%       0    0.00%      120    0.05%
Deduct: Non-Operating Gains                        0     0.00%        0   0.00%       (5)  0.00%     (14)  -0.01%      (27)  -0.01%
Tax Effect Non-Op. Items(2)                        0     0.00%        0   0.00%        2   0.00%       6    0.00%      (37)  -0.01%
                                                  --     -----       --   -----       --   -----      --    -----      ----  ------
Adjusted Net Income                           $1,299     0.83%   $1,297   0.72%   $1,445   0.70%  $1,503    0.66%   $1,458    0.57%


----------------------------
(1) Ratios are as a percent of average assets. (2) Assumes tax rate of 40.0%.

Sources: MSB Financial's prospectus, audited financial statements and RP Financial calculations.

RP Financial, LC.
Page 1.10



         Consistent with the Company's adherence to a traditional thrift strategy and resultant limited diversification, sources of non-interest operating income have been a fairly minor contributor to earnings. Throughout the period shown in Table 1.2, sources of non-interest operating income have been maintained at a relatively stable level, ranging from a low of 0.23% of average assets during fiscal year 2006 to a high of 0.27% of average assets during fiscal year 2005. Sources of non-interest operating income consist substantially of fees and service charges generated from retail banking activities and income earned from BOLI. Fees and charges generated from the deposit base are limited by the low concentration of deposits that are maintained in checking accounts. Furthermore, since the Company is a portfolio lender, it does not earn secondary marketing or servicing income.

         Operating expenses represent the other major component of the Company's earnings, ranging from a low of 2.22% of average assets during fiscal year 2006 to a high of 2.47% of average assets during fiscal year 2003. The decrease in the operating expense ratio since fiscal 2003 has been the result of asset growth outpacing the growth rate in the Company's operating expenses. Upward pressure will be placed on the Company's operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. Additionally, the recent opening of a fourth branch, as well as the planned opening of a fifth branch in mid-2007, will add to the Company operating expenses. At the same time, the increase in capital realized from the stock offering will increase the Company's capacity to leverage operating expenses through pursuing a more aggressive growth strategy.

         Overall, the general trends in the Company's net interest margin and operating expense ratio since fiscal 2002 reflect a decline in core earnings, as indicated by the Company's expense coverage ratio (net interest income divided by operating expenses). MSB Financial's expense coverage ratio equaled 1.47 times in fiscal 2002, versus a comparable ratio of 1.32 times in fiscal 2006. The decline in the expense coverage ratio was the result of a decline in the net interest income ratio. Similarly, MSB Financial's efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 61.9% in fiscal 2002 was more favorable than the 70.3% efficiency ratio maintained in fiscal 2006.

RP Financial, LC.
Page 1.11


         Over the past five fiscal years, the Company's 1-4 family lending emphasis and rising real estate values have served to limit the amount of loss provisions established during the period. Loan loss provisions established by the Company ranged from a low of 0.02% of average assets during fiscal 2006 to a high of 0.09% of average assets during fiscal 2002. As of June 30, 2006, the Company maintained valuation allowances of $921,000, equal to 0.42% of net loans receivable and 217.2% of non-accruing loans. Exhibit I-6 sets forth the Company's loan loss allowance activity during the past five fiscal years.

         Non-operating gains and losses have not been a material factor in the Company's earnings during the past five fiscal years. Non-operating income has been substantially limited by the Company's philosophy of retaining all loans originated for investment. The investment portfolio, with the exception of a small trading account balance, is maintained as held to maturity, and, thus, no gains or losses on the sale of investments were recorded during the five fiscal years. Accordingly, over the past five fiscal years, the only non-operating income recorded by the Company has consisted of modest amounts of unrealized gains on trading securities and a loss on the sale of a property during fiscal 2006. The loss on the property sale equaled $120,000 or 0.05% of average assets.

         The Company's effective tax equaled 37.3% during fiscal 2006, which was consistent with the Company's effective tax in recent prior fiscal years. As set forth in the prospectus, the Company's marginal effective tax rate equals 40.0%.


Interest Rate Risk Management
-----------------------------

         The Company's balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates, as well as during periods when the yield curve becomes flatter due to short-term interest rates rising faster than long-term interest rates. As of June 30, 2006, the Net Portfolio Value ("NPV") analysis provided by an outside consultant indicated that a 2.0% instantaneous and sustained increase in interest rates would result in a 38% decline in the Company's NPV (see Exhibit I-7).

RP Financial, LC.
Page 1.12


         The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through emphasizing investments that mature in less than five years and diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consists primarily of shorter term and adjustable rate loans. As of June 30, 2006, of the Company's total loans due after June 30, 2007, ARM loans comprised 19.4% of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing fixed rate FHLB advances with five year terms, emphasizing growth of lower costing and less interest rate sensitive transaction and savings accounts and offering attractive rates on certain longer term CDs on a periodic basis.

         The infusion of stock proceeds will serve to further limit the Company's interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company's capital will lessen the proportion of interest rate sensitive liabilities funding assets.


Lending Activities and Strategy
-------------------------------

         MSB Financial's lending activities have traditionally emphasized 1-4 family permanent mortgage loans and such loans continue to comprise the largest component of the Company's loan portfolio. Beyond 1-4 family loans, lending diversification by the Company has emphasized home equity, commercial real estate and construction loans. To a lesser extent, the Company's lending activities include consumer loans, other than home equity loans, and commercial business loans. Going forward, the Company's lending strategy is expected to remain consistent with recent historical trends. Accordingly, the origination of 1-4 family permanent mortgage loans is expected to remain as the Company's most prominent lending activity. Exhibit I-9 provides historical detail of MSB Finanical's loan portfolio composition over the past five fiscal years and
Exhibit I-10 provides the contractual maturity of the Company's loan portfolio by loan type as of June 30, 2006.

RP Financial, LC.
Page 1.13


         MSB Financial originates both fixed rate and adjustable rate 1-4 family permanent mortgage loans. The Company's philosophy has been to retain all originations for investment. In the current interest rate environment, most of the Company's 1-4 family lending volume consists of fixed rate loans with terms of 5 or 30 years. MSB Financial offers a one year adjustable rate mortgage ("ARM") loan, as well as balloon loans with balloon terms of 3 to 10 years. The repricing index for the one year ARM loan is based upon the one year Treasury Constant Maturity rate. The initial rate offered on an ARM loan is typically discounted from the fully-indexed rate. A loan-to-value ("LTV") ratio of 80.0% or less is required for 1-4 family loans. As of June 30, 2006, the Company's 1-4 family permanent mortgage loan portfolio totaled $120.9 million or 53.9% of total loans outstanding.

         MSB Financial's1-4 family lending activities include home equity loans, which have been a lending growth area as home values have appreciated significantly throughout the Company's regional lending area. Home equity loans are offered as fixed rate amortizing loans or floating rate lines of credit. Fixed rate home equity loans are offered for terms of up to 30 years and lines of credit have terms of up to 15 years. The Company also offers an interest only line of credit based on a 10 year term. A LTV ratio limit of 80.0% is required for home equity loans on owner occupied properties and 75% on home equity loans on investment properties. As of June 30 2006, the Company's home equity loan portfolio totaled $49.3 million or 22.0% of total loans outstanding.

         Construction loans originated by the Company consist mostly of loans to finance the construction of 1-4 family residences and, to a lesser extent, financing for the construction of multi-family and commercial properties. Construction loans extended for 1-4 family properties are for the construction of pre-sold homes, as well as on a speculative basis to seasoned home builders with favorable credit histories. In addition, the Company makes construction loans to home builders on a speculative basis. Construction loans are tied to the prime rate and require payment of interest only during the construction period. Funds disbursed may not exceed a 90.0% LTV ratio of land and improvements at any time during construction. Commercial real estate and multi-family construction loans are generally originated as construction/permanent loans and are subject to the same underwriting criteria as required for permanent mortgage loans, as well as submission of completed plans, specifications and cost estimates related to the

RP Financial, LC.
Page 1.14


proposed construction. Land loans consist substantially of properties that will be used for development of residential lots and constitute a minor area of lending diversification for the Company. Land loans are generally offered for 18 months terms and require a LTV ratio of 50% or less. As of June 30, 2006, MSB Financial's outstanding balance of construction and land loans totaled $23.3 million or 10.4% of total loans outstanding.

         The balance of the mortgage loan portfolio consists of commercial real estate loans, which are collateralized by properties in the Company's primary market area. Commercial real estate loans are generally offered as 15 year fixed rate loans or 3 to 10 year balloon loans with amortization terms up to a maximum of 25 years. Properties securing the commercial real estate loan portfolio include apartment buildings, retail and mixed-used properties, churches, medical and dental facilities and warehouses. As of June 30, 2006, the Company's commercial real estate loan portfolio totaled $23.6 million or 10.5% of total loans outstanding.

         MSB Financial's diversification into non-mortgage types of lending has been fairly limited, with such loans consisting of small balances of consumer and commercial business loans. Consumer loans, other than home equity loans, consist of loans secured by deposits, new and used auto loans, secured and unsecured personal loans and overdraft lines of credit. Other than home equity lending, consumer lending is expected to remain as a limited area of loan diversification for MSB Financial. The consumer loan portfolio totaled $1.9 million or 0.8% of total loans outstanding at June 30, 2006.

         The Company offers commercial business loans and lines of credit to small and medium sized companies in its market area. Commercial business loans offered by the Company consist of floating rate loans indexed to the prime rate and fixed rate terms loans for terms of up to seven years. The commercial business loan portfolio consists primarily of secured loans, while the portfolio also includes a minor amount of unsecured loans for purposes of financing expansion or providing working capital for general business purposes. Commercial business lending is expected to remain as a minor of lending diversification for the Company. As of June 30, 2006, MSB Financial's outstanding balance of commercial business loans totaled $5.5 million or 2.5% of total loans outstanding.

RP Financial, LC.
Page 1.15


Asset Quality
-------------

         The Company's asset quality has been somewhat varied over the past five fiscal years, with fiscal 2006 ratios reflecting notable improvement compared to the prior four fiscal years. Over the past five fiscal years, MSB Financial's balance of non-performing assets ranged from a high of 1.51% of assets at fiscal year end 2003 to a low of 0.27% of assets at fiscal year end 2006. The higher ratios of non-performing assets maintained prior to fiscal 2006 consisted mostly of non-accruing 1-4 family mortgage loans. Comparatively, the Company reported a zero balance of non-accruing 1-4 family mortgage loans at June 30, 2006. As shown in Exhibit I-11, the Company's balance of non-performing assets at June 30, 2006 consisted of $424,000 of non-accruing loans and $299,000 of accruing loans past due 90 days or more. As of June 30, 2006, non-accruing loans consisted most of home equity loans and accruing loans more than 90 days past due consisted mostly of 1-4 family permanent mortgage loans.

         To track the Company's asset quality and the adequacy of valuation allowances, MSB Financial has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed quarterly by senior management and the Board. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of June 30, 2006, the Company maintained valuation allowances of $921,000, equal to 0.42% of net loans receivable and 127.4% percent of non-performing loans.


Funding Composition and Strategy
--------------------------------

         Deposits have consistently served as the Company's primary source of funds and at June 30, 2006 deposits accounted for 78.2% of MSB Financial's interest-bearing funding composition. Exhibit I-12 sets forth the Company's deposit composition for the past three fiscal years and Exhibit I-13 provides the interest rate and maturity composition of the CD portfolio at June 30, 2006. Most of the Company's deposit growth during the past two fiscal years has consisted of CDs and, thus, the concentration of CDs comprising total deposits has increased since fiscal year end 2004. As of June 30, 2006, the CD portfolio totaled $112.0 million or 57.5% of total deposits, versus comparable measures of $94.6 million and 49.7% of total

RP Financial, LC.
Page 1.16


deposits as of June 30, 2004. Short-term CDs (CDs scheduled to mature in one year or less) accounted for 68.3% of the Company's CDs at June 30, 2006. As of June 30, 2006, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $37.2 million or 33.2% of total CDs. The Company did not hold any brokered CDs at June 30, 2006.

         Lower cost savings and transaction accounts comprise the balance of the Company's deposit composition, with such deposits amounting to $82.7 million or 42.5% of total deposits at June 30, 2006. Comparatively, the concentration of core deposits comprising total deposits equaled $95.9 million or 50.3% of total deposits at fiscal year end 2004. The decrease in core deposits comprising total deposits has resulted from a combination of CD growth and disintermediation of core deposits, with most of the decline in core deposits consisting of savings account deposits and, to a lesser extent, interest-bearing demand account deposits. The Company's core deposits consist mostly of savings account deposits, which totaled $42.7 million or 51.6% of core deposits at June 30, 2006.

         Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk. Asset growth has been primarily funded by increased utilization of borrowings in recent years, as the Company has sought to manage funding costs through not aggressively competing for deposits in the highly competitive rate environment that has recently existed for deposits in the markets served by the Company's branches. Borrowings held by the Company consist of FHLB advances, most of which have short-terms with variable rates. As of June 30, 2006, the Company maintained $54.2 million of FHLB advances, which consisted of $41.5 million of variable rate advances and $12.7 million of longer term fixed rate advances. Exhibit I-14 provides further detail of MSB Financial's borrowing activities during the past three fiscal years. Overall, the Company's increased utilization of borrowings, particularly variable rate advances in a rising interest rate environment for short-term interest rates, has put notable upward pressure on the Company's funding costs. The average cost of the Company's interest-bearing funds increased from 2.11% during fiscal 2004 to 2.94% during fiscal 2006 and equaled 3.49% at June 30, 2006. The Company will use a portion of the net proceeds realized from the stock offering to pay down some of its borrowings.

RP Financial, LC.
Page 1.17


Subsidiary Activity
-------------------

         MSB Financial has no direct subsidiaries other than Millington Savings. Millington Savings has one wholly-owned subsidiary, Millington Savings Services Corp., formed in 1984. The service corporation owns the Bank's former main office building, on which a sale is pending. A gain of approximately $500,000 is expected to be realized from the sale of the former main office building.


Legal Proceedings
-----------------

         MSB Financial is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition of the Company.

RP(R) Financial, LC.
Page 2.1

                                 II. MARKET AREA


Introduction
------------

         MSB Financial serves Morris and Somerset Counties through four offices, which are located in Millington, the Basking Ridge section of Benards Township and the Martinsville section of Bridgewater Township. The main office is maintained in Millington, New Jersey, which is in Morris County, approximately 20 miles west of Newark in the heart of central New Jersey. Deposits are generated through the four offices, while lending activities are conducted throughout Morris and Somerset Counties as well as nearby surrounding markets.
Exhibit II-1 provides information on the Company's office facilities.

         The Company's markets are generally suburban in character and possess a relatively large employment base, supported by a diverse array of industries and employers. They also serve as bedroom communities for nearby New York City as well as other nearby suburban areas in central and northern New Jersey and downstate New York. Residents of the Company's markets in Morris County, Somerset County, and the surrounding areas are typically middle to upper middle class. A strengthening economy combined with low interest rates has provided for a favorable lending environment throughout the regional market area in which lenders have realized the benefit of strong loan demand and significant appreciation in real estate values. Maintaining operations in a large metropolitan area serves as a benefit to MSB Financial in periods of economic growth, while at the same time fosters significant competition for the financial services provided by MSB Financial. The Company's competitive environment includes a significant number of thrifts, commercial banks and other financial services companies, some of which have a regional or national presence and many of which are larger than MSB Financial in terms of deposits, loans, scope of operations, and number of branches.

         Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Company, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors have been examined to help determine the growth potential that exists for the Company and the relative economic health of the Company's market area.

RP(R) Financial, LC.
Page 2.2


Market Area Demographics
------------------------

         Key demographic and economic indicators in the Company's market area include population, number of households and household/per capita income levels. Demographic data for the primary market counties, which consists of Morris County for the Millington main office, and Somerset County for the Basking Ridge and Martinsville branches, as well as comparative data for New Jersey and the U.S. is provided in Table 2.1.

         Growth trends for Morris County and Somerset County reflect that growth has been occurring throughout the markets served by the Company's branches. Overall, both counties appear to provide relatively attractive growth potential for the Company based on: (1) the market's population and household growth trends; and (2) the overall affluence of the market served in terms of various wealth measures including the level of household income and per capita income and the related income growth rates.

         The size and scope of the Company's market is evidenced by the demographic data in Table 2.1 which shows that as of 2006, the total population of Morris County was 497,000, while Somerset County was 324,000. Annual population growth rates from 2000 through 2006 for Morris County and Somerset County equaled 0.9% and 1.4%, respectively, versus a comparable New Jersey growth rate of 0.9%. Growth in households paralleled trends with respect to population growth, with Somerset County positing stronger household growth than New Jersey and Morris County for the 2000 through 2006 period.

         Median household and per capita income levels in Morris and Somerset Counties exceeded the state and national medians. Specifically, 2006 median household income in Morris County and Somerset County equaled $96,965 and $96,350, respectively, as compared to $66,848 for the state as a whole (both more than 40% higher than the state average). Per capita income levels as of 2006 equaled $50,001 and $51,502 for Morris County and Somerset County, respectively, compared to $34,209 for New Jersey and $27,084 for the United States. Household income distribution patterns provide empirical support for earlier statements regarding the affluent nature of the Company's market as 79.1% and 78.8% of all households in Morris and Somerset Counties, respectively, had income levels in excess of $50,000 annually in 2006, as compared to an average of 63.1% of all households in New Jersey.

RP(R) Financial, LC.
Page 2.3

        RP(R) Financial, LC.
        Page 2.3


                                    Table 2.1
                               MSB Financial Corp.
                            Summary Demographic Data

                                                                                              Growth         Growth
                                                                 Year                          Rate            Rate
                                              -------------------------------------------------------------------------
                                                   2000          2006           2011            2000-06      2006-2011
                                                   ----          ----           ----            -------      ---------
        Population(000)
        ---------------
        United States                             281,422       303,582        323,786          1.3%           1.3%
        New Jersey                                  8,414         8,854          9,202          0.9%           0.8%
        Morris County                                 470           497            519          0.9%           0.9%
        Somerset County                               297           324            346          1.4%           1.3%

        Households(000)
        ---------------
        United States                             105,480       114,050        121,863          1.3%           1.3%
        New Jersey                                  3,065         3,215          3,345          0.8%           0.8%
        Morris County                                 170           179            187          0.9%           0.9%
        Somerset County                               109           118            126          1.4%           1.3%

        Median Household Income($)
        --------------------------
        United States                             $42,164       $51,546        $60,704          3.4%           3.3%
        New Jersey                                 55,083        66,848         78,250          3.3%           3.2%
        Morris County                              77,021        96,965        115,579          3.9%           3.6%
        Somerset County                            76,543        96,350        114,991          3.9%           3.6%

        Per Capita Income($)
        --------------------
        United States                             $21,587       $27,084        $32,982          3.9%           4.0%
        New Jersey                                 27,006        34,209         41,478          4.0%           3.9%
        Morris County                              36,964        50,001         62,295          5.2%           4.5%
        Somerset County                            37,970        51,502         64,148          5.2%           4.5%

                                                Less Than     $25,000 to     $50,000 to    $100,000 to       Over
        2006 HH Income Dist.(%)                  $25,000        50,000        $100,000      $150,000       $150,000
        -----------------------                  -------        ------        --------      --------       --------
        United States                               22.7%         25.8%          31.8%         12.1%           7.7%
        New Jersey                                  16.8%         20.2%          32.3%         16.9%          13.9%
        Morris County                                7.9%         13.1%          30.5%         22.5%          26.1%
        Somerset County                              8.3%         12.9%          30.5%         20.6%          27.7%

        Source:  ESRI Business Information Solutions.

RP(R) Financial, LC.
Page 2.4


         Both Morris and Somerset Counties are among the top ten wealthiest counties in the United States. The demographics of Morris County reflect the influence of 54 of the nation's Fortune 500 companies that are headquartered or have a major facility in Morris County. Comparatively, Somerset County contains a balance between urban and suburban neighborhoods and rural country sides. Both counties also serve as desired suburban locations for commuting into New York City. Over the next five years, Morris County and Somerset County are projected to sustain growth in household income that exceeds the comparable New Jersey and U.S. growth rates.


National Economic Factors
-------------------------

         The future success of the Company's operations is partially dependent upon various national and local economic trends. In assessing national economic trends over the past year, the outlook for future economic growth became considerably less favorable following the devastation caused by Hurricane Katrina as employment and output expected to take a sizable hit from the loss of economic activity in the Gulf region. As expected, initial jobless claims rose sharply in the aftermath of Katrina, while consumer confidence slid to a two year low in September 2005 as energy prices soared and the September unemployment rate increased to 5.1%. However, despite Katrina and higher energy prices, manufacturing activity picked up in September. Comparatively, business activity in the service sector dropped sharply in September. Housing starts unexpectedly surged in September, while the index of leading indicators fell in September which was largely attributed to the hurricanes in the Gulf region. Overall, the economy expanded at a 4.1% annual rate in the third quarter, the fastest pace since early-2004 with brisk spending by consumers, businesses and the government helping to sustain the stronger growth.

         The economy generally showed positive growth trends at the beginning of the fourth quarter of 2005, although the housing market showed signs of cooling off as mortgage rates moved higher. Retail sales, excluding autos and orders for durable goods, posted strong gains in October. Other measures showing that the economy was on solid footing included a decline in the October unemployment rate to 5.0% and a 0.9% rise in the October index of leading

RP(R) Financial, LC.
Page 2.5


indicators. Falling gas prices helped to lift consumer confidence in October and November. Comparatively, higher mortgage rates served to slow home construction and existing home sales in October, but new home sales unexpectedly surged in October. November unemployment data showed job growth in line with expectations and no change in the national unemployment rate of 5.0%. Other economic data for November was also generally positive, as November retail sales were up solidly from a year ago, consumer spending picked up modestly in November, new home construction rose more than expected in November and factory orders posted the biggest gain in three months in November supported by a surge in demand for commercial aircraft.

         Year end economic data generally showed a slower pace of economic growth, with the U.S. economy increasing at just a 1.1% annual rate in the fourth quarter of 2005. The fourth quarter growth rate was the slowest pace in three years, as higher energy costs and rising borrowings costs hurt consumer spending. While sales of new homes climbed to an all time high in 2005, rising mortgage rates and higher home prices translated into a sharp decline in housing construction during December. Other data showed the economy on solid footing at year end, as industrial production rose for a third straight month and consumer spending was up in December but the personal-savings rate plunged to negative levels. Job growth slowed in December, following a big increase in jobs added in November, although the December unemployment rate dipped to 4.9%.

         Economic data at the beginning of 2006 generally reflected a healthy economy, with retail sales surging in January and the U.S. unemployment rate dropping to 4.7%, the lowest rate in more than four years. The service sector also continued to expand in January, although at a slower pace compared to December. While rising home inventories in a number of large cities signaled a cooling market for housing, housing starts surged 14.5% in January with the help of unusually mild weather. Notwithstanding the increase in housing starts, both new and existing homes declined in January and unsold homes reached a ten year high. Other data reflected a more positive picture of the economy, which included an upward revision in fourth quarter GDP to 1.7% and healthy growth in the manufacturing and service sectors during February. The February employment report showed strong job growth, but the national unemployment rate for February edged up from 4.7% to 4.8% as more people entered the labor market. Mild weather supported a surge in existing home sales during February, but, at the same time, the inventory of

RP(R) Financial, LC.
Page 2.6


houses for sale also increased. Economic data for March generally reflected a strong economy, based on robust numbers for retail sales, new home sales and durable-goods orders. The national unemployment rate for March declined to 4.7%, with over 200,000 jobs added during the month. First quarter GDP growth was revised upward to an annual rate of 5.3% compared to an original estimate of 4.7%.

         The economic data at the start of the second quarter 2006 was somewhat mixed. April data for retail sales, manufacturing activity and new home sales all showed positive trends, while, comparatively, durable goods orders were down sharply in April, existing home sales were lower in April and the pace of job growth slowed in April. The national unemployment rate for April held steady at 4.7%. Followings a strong rise in manufacturing activity during April, the index for manufacturing activity fell in May. The pace of job growth slowed further in May, although the May national unemployment rate dipped to 4.6% which was the lowest rate since the summer of 2001. In a sign that higher gasoline prices and weaker home sales may be slowing the economy, retail sales rose only 0.1% in May from April. Weaker consumer demand also translated into a decline in factory output for May. New home sales rose in May for the third straight month, but sales of existing homes fell in May reflecting the impact of higher interest rates. While first quarter GDP growth was revised upward to a 5.6% annual rate, second quarter growth was expected to be much slower. Job growth in June fell short of expectations, but the unemployment rate for June held steady at 4.6%. While strong business investment provided for a jump in U.S. industrial production in June, other data reflected a slowing economy. Home sales of new and existing homes fell in June, while inventories of homes for sale swelled to a nine year high. Second quarter GDP slowed to a 2.5% annual rate and June durable goods orders excluding defense products increased at a slower pace.

         Despite signs of a cooling economy and record high oil prices, consumer confidence edged up in July. Manufacturing activity picked up in July and retail sales were up in July as well, while the 113,000 jobs added in July was less than forecasted. The national unemployment rate for July rose to 4.8%, the first increase since February 2006. Other signs of slower economic growth included the index of leading indicators easing slightly in July and July sales of existing and new homes tumbling, while the inventory of unsold homes rose to a record. Consumer spending was up strongly in July, but retailers reported mixed sales for August. Solid

RP(R) Financial, LC.
Page 2.7


job growth provided for a dip in the August unemployment rate to 4.7%.

         In terms of  interest  rate  trends  over the past  year,  the  Federal
Reserve concluded its August 2005 meeting by increasing its target rate by another quarter-point to 3.5% and indicated plans to continue to raise rates at a measured pace. The yield curve became flatter during the second half of August and early-September, as long-term Treasury yields eased lower on expectations that rising oil prices would slow consumer spending. An upbeat assessment of the economy by the Federal Reserve and growing expectations that the Federal Reserve would continue to raise rates at its mid-September meeting reversed the downward trend in long-term Treasury yields. The Federal Reserve concluded the September meeting by raising its target interest rate another quarter point to 3.75%, concluding that Katrina's impact on inflation was more worrisome than its effect on growth. The rate increase by the Federal Reserve combined with signs of inflation becoming more prominent pushed Treasury yields higher at the end of the third quarter.

         Treasury yields generally trended higher at the beginning of the fourth quarter of 2005, as inflation worries become more prominent. The yield on the 10-year Treasury note moved above 4.5% in late-October, reflecting expectations of a continuation of rate increases by the Federal Reserve amid signs inflation could rise. Inflation fears, better than expected economic data and another rate hike by the Federal Reserve at the beginning of November pushed Treasury yields higher in early-November, as the yield on the 10-year Treasury note hit a 16-month high. At the November meeting, the Federal Reserve indicated that it would continue to raise rates until the economy showed signs of slowing down. The yield on the 10-year Treasury note ebbed below 4.5% in mid- and late-November, as inflation concerns eased following reports that showed core producer prices fell in October and October core consumer prices rose only slightly. Renewed inflation fears prompted by an upward revision in the third quarter growth rate for the U.S. economy pushed Treasury yields higher at the end of November and into early-December. Interest rates stabilized heading into mid-December, as a healthy increase in third quarter productivity helped to soothe inflation fears. Long-term Treasury yields declined slightly in mid-December following the Federal Reserve's quarter point rate hike to a four and one-half year high of 4.25%, as the Federal Reserve signaled that the current cycle of rate increases may be nearing an end. The yield on the 10-year Treasury eased lower in late-December, which

RP(R) Financial, LC.
Page 2.8


combined with higher short-term rates, provided for a slightly inverted yield curve at year end.

         Treasury yields stabilized through most of January 2006, as the Federal Reserve indicated that it was becoming less worried about inflation and may be nearing an end to their campaign to raise rates. Uncertainty over future Federal Reserve policy with the incoming of a new Federal Reserve Chairman pushed long-term Treasury yields higher in late-January. The Federal Reserve concluded its end of January meeting by raising the target interest rate another quarter point to 4.5%, which was the 14th consecutive rate hike implemented by the Federal Reserve over the past 19 months. An expanding economy with inflation under control provided for a relatively stable interest rate environment through most of February. Consumer prices jumped 0.7% in January due to higher energy costs, but core prices rose only 0.2% which served to soothe inflation fears. Interest rates edged higher in early-March, reflecting growing expectations that foreign central banks would keep raising interest rates based on forecasts of an improving global economy. A positive report for consumer-price inflation during February helped to pull Treasury yields lower in mid-March, while, comparatively, an upward revision to consumer-price inflation for the fourth quarter of 2005 and a quarter point rate hike by the Federal Reserve with hints of more rate increases to come translated into Treasury yields spiking higher at the close of the first quarter.

         The upward trend in interest rates continued into the second quarter of 2006, with the yield on the 10-year Treasury note moving above 5.0% in mid-April for the first time since mid-2002. Economic data showing a strengthening economy and higher consumer prices pushed bond yields higher into early-May, reflecting growing expectations that more rate increases were in store from the Federal Reserve to contain inflation. As expected, the Federal Reserve concluded its May meeting by increasing the federal funds rate another quarter point to 5.0% and kept its options open for future rate increase. Interest rates stabilized during the second half of May and then edged lower in early-June on news that job growth was weaker than expected during May. A 2.4% increase in core consumer prices for May pushed interest rates higher in mid-June, as expectations increased that the Federal Reserve would raise interest rates again despite signs of a cooling economy. Inflation concerns pushed the yield on the 10-year Treasury note to a four year high in late-June. The Federal Reserve concluded its late-June meeting by raising the federal funds rate a quarter point to 5.25%, its 17th straight rate increase. Bond prices

RP(R) Financial, LC.
Page 2.9


rallied following the Federal Reserve meeting, as the Federal Reserve's statement suggested that a pause in the current cycle of rate increases may be appropriate.

         Long-term Treasury yields eased lower at the start of the third quarter of 2006, based on expectations of a cooling economy as reflected by the weaker than expected job growth in the June employment data. A flight to safety, amid violence in the Middle East, lifted bond prices in mid-July. Economic data showing economic growth slowing and comments from the Federal Reserve Chairman that slower economic growth was expected to reverse the rise in inflation sustained the bond rally through the end of July, with the yield on the 10-year Treasury note dipping below 5.0% in late-July. Weaker than expected job growth in July sustained the downward trend in long-term Treasuries in the first week of August, as the yield on the 10-year Treasury note dipped to a four-month low of 4.90%. Long -term Treasury yields continued to ease lower into the second half of August, as the Federal Reserve left rates unchanged at 5.25%, its first pause after two years of steady increases. Modest increases in producer prices and core consumer prices for July, as well as weaker home sales in July, sustained the downward trend in long-term interest rates through-August. As of September 1, 2006, one- and 10-year U.S. government bonds were yielding 4.99% and 4.73%, respectively, versus comparable year ago yields of 3.66% and 4.02%.
Exhibit II-2 provides historical interest rate trends from 1995 through September 1, 2006.


Regional Economy
----------------

         The Company's primary market area has a fairly diversified local economy, with employment in services, wholesale/retail trade, fire, insurance, and real estate ("FIRE"), government, manufacturing and construction serving as the basis of the regional economy. Service jobs were by far the largest employment sector in the primary market area counties and the state of New Jersey. Jobs in the wholesale/retail trade constituted the second largest employment sector in both counties, while FIRE jobs provided the third largest source of jobs. Similar to national and statewide trends, service jobs have accounted for most of the recent job growth in the regional economy. Table 2.2 provides an overview of employment by sector, for the state of New Jersey and the primary market area counties.

RP(R) Financial, LC.
Page 2.10

                                    Table 2.2
                               MSB Financial Corp.
                     Primary Market Area Employment Sectors
                          (Percent of Labor Force) (1)

                                                                        Market
     Employment Sectors             New Jersey     Morris   Somerset    Average
     ------------------             ----------     ------   --------    -------
       Services                         41.5%      42.6%      43.1%       42.9%
       Wholesale/Retail                 16.4       16.7       16.8        16.8
       Fin., Ins. & Real Estate          9.6       13.3       10.1        11.7
       Government                       13.1        8.5        8.2         8.4
       Manufacturing                     7.5        7.2        9.6         8.4
       Construction                      4.7        4.9        4.1         4.5
       Transportation/Warehousing        4.0        3.1        2.5         2.8
       Information                       2.3        3.3        5.0         4.2
       Other                             0.9        0.4        0.6         0.5
                                         ---        ---        ---         ---
                                       100.0%     100.0%     100.0%      100.0%

(1) As of 2003.

  Source:  Regional Economic Information System Bureau of Economic Analysis.


         Comparative unemployment rates for the primary market area counties, as well as for the U.S. and New Jersey, are shown in Table 2.3. June 2006 unemployment rates for Morris and Somerset Counties were the same at 3.7%, below the comparable U.S. and New Jersey unemployment rates. The comparatively lower unemployment rates indicated for the primary market area counties reflect the strength of the regional economy, which includes a high concentration of white collar professionals. Notably, June 2006 unemployment rates for the primary market area counties and New Jersey were modestly higher compared to a year ago, contrary to the national trend.

                                    Table 2.3
                               MSB Financial Corp.
                             Unemployment Trends (1)

                                    June 2005                 June 2006
   Region                          Unemployment              Unemployment
   ------                          ------------              ------------
   United States                        5.2%                      4.8%
   New Jersey                           4.3                       4.9
   Morris County                        3.1                       3.7
   Somerset County                      3.3                       3.7

(1) Unemployment rates have not been seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

RP(R) Financial, LC.
Page 2.11


Market Area Deposit Characteristics and Trends
----------------------------------------------

         Table 2.4 displays deposit market trends from June 30, 2002 through June 30, 2005 for the branches that were maintained by the Company during that period. Additional data is also presented for the state of New Jersey. Consistent with the state of New Jersey, commercial banks maintained a larger market share of deposits than savings institutions in the Company's primary market area counties. For the three year period covered in Table 2.4, savings institutions experienced an increase in deposit market share in Morris County and a decrease in deposit market in Somerset County.

         MSB Financial maintains its largest market share of deposits in Morris County. The Company's $141.8 million of deposits at the main office in Morris County branch represented a 1.2% market share of thrift and bank deposits at June 30, 2005. Comparatively, the Somerset County branches had $55.9 million in deposits and a 0.7% market share of total bank and thrift deposits at June 30, 2005. The Company's deposit market share in Morris County declined slightly during the three year period covered in Table 2.4, while a 30.1% annual deposit growth rate provided for a slight increase in the Company's deposit market share in Somerset County. The relatively strong deposit growth recorded in Somerset County was supported by opening a second branch during the three year period covered in Table 2.4. The recently opened Martinsville branch gives the Company three branch locations in Somerset County.


Competition
-----------

         As implied by the Company's low market share of deposits, competition among financial institutions in the Company's market area is significant. Among the Company's competitors are much larger and more diversified institutions, which have greater resources than maintained by MSB Financial. Financial institution competitors in the Company's primary market area include other locally based thrifts and banks, as well as regional, super regional and money center banks. From a competitive standpoint, MSB Financial has sought to emphasize its community orientation in the markets served by its branches. Table
2.5 lists the Company's largest competitors in the two counties currently served by its branches, based on deposit market share

RP(R) Financial, LC.
Page 2.12

                                    Table 2.4
                               MSB Financial Corp.
                                 Deposit Summary

                                                             As of June 30,
                        ---------------------------------------------------------------------------------------
                                                2002                                         2005
                        -------------------------------------------   -----------------------------------------       Deposit
                                               Market        # of                           Market       # of        Growth Rate
                              Deposits         Share       Branches          Deposits        Share     Branches       2002-2005
                              --------         -----       --------          --------        -----     --------       ---------
                                                         (Dollars in Thousands)                                          (%)

State of New Jersey        $ 180,955,065       100.0%        3,039         $222,555,493    100.0%        3,222           7.1%
  Commercial Banks           132,237,766        73.1%        2,228          163,755,554     73.6%        2,316           7.4%
  Savings Institutions        48,717,299        26.9%          811           58,799,939     26.4%          906           6.5%

Morris County                $ 9,686,039       100.0%          212          $11,723,548    100.0%          226           6.6%
  Commercial Banks             7,415,587        76.6%          170            8,805,127     75.1%          179           5.9%
  Savings Institutions         2,270,452        23.4%           42            2,918,421     24.9%           47           8.7%
    MSB Financial                129,345         1.3%            1              141,832      1.2%            1           3.1%

Somerset County              $ 4,964,433       100.0%           99          $ 7,728,599    100.0%          116          15.9%
  Commercial Banks             4,247,427        85.6%           84            6,808,405     88.1%           95          17.0%
  Savings Institutions           717,006        14.4%           15              920,194     11.9%           21           8.7%
    MSB Financial                 25,398         0.5%            1               55,895      0.7%            2          30.1%


Source:  FDIC

RP(R) Financial, LC.
Page 2.13


as noted parenthetically. The Company's market share and market rank are also provided in Table 2.5.

                                    Table 2.5
                               MSB Financial Corp.
                         Market Area Deposit Competitors


         Location                                 Name
         --------                                 ----

         Morris County                  JP Morgan Chase & Co (14.4%)
                                        Bank of America Corp. (12.0%)
                                        Hudson City Bancorp Inc. (11.7%)
                                        MSB Financial (1.2%) - Rank of 17
         Somerset County                MetLife Inc. (21.1%)
                                        Bank of America Corp. (14.2%)
                                        PNC Financial Services (12.7%)
                                        MSB Financial (0.7%) - Rank of 21


         Sources: SNL Financial and FDIC.

RP(R) Financial, LC.
Page 3.1

                            III. PEER GROUP ANALYSIS


         This chapter presents an analysis of MSB Financial's operations versus a group of comparable companies (the "Peer Group") selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of MSB Financial is provided by these public companies. Factors affecting the Company's pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between MSB Financial and the Peer Group, will then be used as a basis for the valuation of MSB Financial's to-be-issued common stock.


Peer Group Selection
--------------------

         The mutual holding company form of ownership has been in existence in its present form since 1991. As of the date of this appraisal, there were approximately 38 publicly-traded institutions operating as subsidiaries of MHCs. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include:
(1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) guaranteed minority ownership interest, with no opportunity of exercising voting control of the institution in the MHC form of organization; (3) the potential impact of "second-step" conversions on the pricing of public MHC institutions; (4) the regulatory policies regarding the dividend waiver by MHC institutions; and (5) most MHCs have formed mid-tier holding companies, facilitating the ability for stock repurchases, thus improving the liquidity of the stock on an interim basis. We believe that each of these factors has an impact on the pricing of the shares of MHC institutions, and that such factors are not reflected in the pricing of fully-converted public companies.

         Given the unique characteristics of the MHC form of ownership, RP Financial concluded that the appropriate Peer Group for MSB Financial's valuation should be comprised of subsidiary institutions of mutual holding companies. The selection of publicly-traded mutual holding companies for the Company's Peer Group is consistent with the regulatory guidelines

RP(R) Financial, LC.
Page 3.2

and other recently completed MHC transactions. Further, the Peer Group should be comprised of only those MHC institutions whose common stock is either listed on a national exchange or is NASDAQ listed, since the market for companies trading in this fashion is regular and reported. We believe non-listed MHC institutions are inappropriate for the Peer Group, since the trading activity for thinly-traded stocks is typically highly irregular in terms of frequency and price and may not be a reliable indicator of market value. We have excluded from the Peer Group those public MHC institutions that are currently pursuing a "second-step" conversion and/or companies whose market prices appear to be distorted by speculative factors or unusual operating conditions. MHCs which have recently completed a minority stock offering have been excluded as well, due to the lack of a seasoned trading history and insufficient quarterly financial data that includes the impact of the offering proceeds. The universe of all publicly-traded institutions is included as Exhibit III-1.


Basis of Comparison
-------------------

         This appraisal includes two sets of financial data and ratios for the Peer Group institutions. The first set of financial data reflects the actual book value, earnings, assets and operating results reported by the Peer Group institutions in its public filings inclusive of the minority ownership interest outstanding to the public. The second set of financial data, discussed at length in the following chapter, places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis through assuming the sale of the majority shares held by the MHCs in public offerings based on their current trading prices and standard assumptions for a thrift conversion offering. Throughout the appraisal, the adjusted figures will be specifically identified as being on a "fully-converted" basis. Unless so noted, the figures referred to in the appraisal will be actual financial data reported by the Peer Group institutions.

         Both sets of financial data have their specific use and applicability to the appraisal. The actual financial data, as reported by the Peer Group companies and reflective of the minority interest outstanding, will be used in Chapter III to make financial comparisons between the Peer Group and the Company. The differences between the Peer Group's reported financial data and

RP(R) Financial, LC.
Page 3.3


the financial data of MSB Financial are not significant enough to distort the conclusions of the comparison (in fact, such differences are greater in a standard conversion appraisal). The adjusted financial data (fully-converted basis) will be more fully described and quantified in the pricing analysis discussed in Chapter IV. The fully-converted pricing ratios are considered critical to the valuation analysis in Chapter IV, because they place each Peer Group institution on a fully-converted basis (making their pricing ratios comparable to the pro forma valuation conclusion reached herein), eliminate distortion in pricing ratios between Peer Group institutions that have sold different percentage ownership interests to the public, and reflect the implied pricing ratios being placed on the Peer Group institutions in the market today to reflect the unique trading characteristics of publicly-traded MHC institutions.


MSB Financial's Peer Group
--------------------------

         Under ideal circumstances, the Peer Group would be comprised of ten publicly-traded New Jersey-based MHC institutions with capital, earnings, credit quality and interest rate risk comparable to MSB Financial. However, given the limited number of publicly-traded institutions in the MHC form of ownership, the selection criteria was necessarily broad-based and not confined to a particular geographic market area. In light of the relatively small asset size of the Company, the Peer Group companies were selected based on the following criteria:
(1) ten smallest publicly-traded MHCs in terms of asset size with seasoned trading histories and operating in the Northeast and Mid-Atlantic regions of the U.S.; and (2) profitable on a reported and core earnings basis. FedFirst Financial of Pennsylvania met the criteria for asset size, seasoned trading history and geographic location, but was excluded due to reporting a net loss for the twelve month period. The asset sizes of the Peer Group companies ranged from $128 million to $474 million. The universe of all publicly-traded MHC institutions, exclusive of institutions that have announced second-step conversions, is included as Exhibit III-2 and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies.

         Unlike the universe of fully-converted publicly-traded thrifts, which includes approximately 134 companies, the universe of public MHC institutions is small, thereby

RP(R) Financial, LC.
Page 3.4


reducing the prospects of a highly comparable Peer Group. Nonetheless, because the trading characteristics of public MHC institution shares are significantly different from those of fully-converted companies, public MHC institutions were the most appropriate group to consider as Peer Group candidates for this valuation. Relying solely on full stock public companies for the Peer Group would not capture the difference in current market pricing for public MHC institutions and thus could lead to distorted valuation conclusions. The federal regulatory agencies have previously concurred with this selection procedure of the Peer Group for MHC valuations. To account for differences between MSB Financial and the MHC Peer Group in reaching a valuation conclusion, it will be necessary to make certain valuation adjustments. The following discussion addresses financial similarities and differences between MSB Financial and the Peer Group.

         Table 3.1 on the following page lists key general characteristics of the Peer Group companies. Although there are differences among several of the Peer Group members, by and large they are well-capitalized and profitable institutions and their decision to reorganize in MHC form suggests a commonality of operating philosophy. Importantly, the trading prices of the Peer Group companies reflect the unique operating and other characteristics of public MHC institutions. While the Peer Group is not exactly comparable to MSB Financial, we believe such companies form a good basis for the valuation of MSB Financial, subject to certain valuation adjustments.

         In aggregate, the Peer Group companies maintain a higher level of capitalization relative to the universe of all public thrifts (12.75% of assets versus 11.41% for the all public average), generate comparable earnings on a return on average assets basis (0.67% ROAA versus 0.69% for the all public average), and generate a lower return on equity (4.91% ROE versus 7.01% for the all public average). The summary table below underscores the key differences, particularly in the average pricing ratios between full stock and MHC institutions (both as reported and on a fully-converted basis).

RP(R) Financial, LC.
Page 3.5

                                   Table 3.1



                                [graphic omitted]

RP(R) Financial, LC.
Page 3.6

                                                                                       Fully
                                                                   Peer Group      Converted
                                                          All      Reported            Basis
                                                Publicly-Traded       Basis      (Pro Forma)
                                                ---------------       -----      -----------
         Financial Characteristics (Averages)
         ------------------------------------
         Assets ($Mil)                                 2,971           361             406
         Equity/Assets (%)                             11.41%        12.75%          21.99%
         Return on Assets (%)                           0.69          0.67            0.81
         Return on Equity (%)                           7.01          4.91            3.50

         Pricing Ratios (Averages)(1)
         -------------------------
         Price/Earnings (x)                            19.67x        31.73x          27.15x
         Price/Book (%)                               151.55%       178.72%          92.17%
         Price/Assets (%)                              17.62         22.99           20.37

         (1) Based on market prices as of September 1, 2006.

         The following sections present a comparison of MSB Financial's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the figures reported by the Peer Group. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.


Financial Condition
-------------------

         Table 3.2 shows comparative balance sheet measures for MSB Financial and the Peer Group. MSB Financial's and the Peer Group's ratios reflect balances as of June 30, 2006, unless otherwise indicated for the Peer Group companies. MSB Financial's net worth base of 7.2% was below the Peer Group's average net worth ratio of 12.8%. However, the Company's pro forma capital position will increase with the addition of stock proceeds and will be more comparable to the Peer Group's ratio following the stock offering. Tangible equity-to-assets ratios for the Company's and the Peer Group equaled 7.2% and 12.0%, respectively, as goodwill and intangibles maintained by the Peer Group equaled 0.8% of assets. The increase in MSB Financial's pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company's higher pro forma capitalization will also result in a lower return on equity initially following the stock offering. Both MSB Financial's and the Peer Group's capital

RP(R) Financial, LC.
Page 3.7

                                   Table 3.2



                                [graphic omitted]

RP(R) Financial, LC.
Page 3.8


ratios reflected capital surpluses with respect to the regulatory capital requirements, with the Peer Group's ratios currently exceeding the Company's ratios. On a pro forma basis, the Company's regulatory surpluses will likely be more comparable to the Peer Group's ratios.

         The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both MSB Financial and the Peer Group. The Company's loans-to-assets ratio of 80.8% exceeded the comparable Peer Group ratio of 59.8%. Comparatively, the Peer Group's cash and investments-to-assets ratio of 34.5% was above the comparable ratio for the Company of 13.5%. Overall, MSB Financial's and the Peer Group's interest-earning assets amounted to 94.3% of assets.

         MSB Financial's funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group's funding composition. The Company's deposits equaled 72.1% of assets, which was slightly below the comparable Peer Group ratio of 73.2%. Comparatively, borrowings accounted for a higher portion of the Company's interest-bearing funding composition, as indicated by borrowings-to-assets ratios of 20.1% and 12.9% for MSB Financial and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 92.2% and 86.1%, respectively. Following the increase in capital provided by the net proceeds of the stock offering, the Company's ratio of interest-bearing liabilities as a percent of assets will be more comparable to the Peer Group's ratio.

         A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Peer Group's IEA/IBL ratio is stronger than the Company's ratio, based on IEA/IBL ratios of 109.5% and 102.3%, respectively. The additional capital realized from stock proceeds should serve to provide MSB Financial with an IEA/IBL ratio that is fairly comparable to the Peer Group's ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

         The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. MSB Financial's and the Peer Group's growth rates are based on annual growth for the twelve months ended June 30, 2006, unless otherwise indicated for the Peer Group companies.

RP(R) Financial, LC.
Page 3.9


MSB Financial posted a 13.6% increase in assets for the twelve month period, which exceeded the comparable Peer Group growth rate of 10.0%. The Company's stronger asset growth was mostly realized through loan growth of 16.6%, while cash and investments reflected a relatively modest increase of 2.7%. The Peer Group's loan growth rate of 17.1% was comparable to the Company's loan growth rate, but had a less significant impact on the Peer Group's total asset growth given the Peer Group's lower concentration of assets maintained in loans. The Peer Group's lower asset growth rate also resulted from cash and investments declining slightly during the twelve month period.

         Asset growth for the Company was funded by borrowings, which funded a slight decline in deposits as well. Comparatively, the Peer Group's assets growth was funded by a combination of deposits and borrowings. Deposit growth for the Peer Group equaled 9.6%, versus a 1.1% decrease in deposits recorded by MSB Financial. The Company posted a 7.8% increase capital for the twelve month period, versus a nominal decline in capital recorded by the Peer Group. Factors contributing to the Company's higher capital growth rate included its lower level of capital, as well as retention of all of its earnings. Comparatively, while recording a higher return on assets than the Company, the Peer Group's capital growth rate was slowed by dividend payments as well as stock repurchases. The increase in capital realized from stock proceeds will likely depress the Company's capital growth rate initially following the stock offering. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines, could also potentially slow the Company's capital growth rate in the longer term following the stock offering.


Income and Expense Components
-----------------------------

         Table 3.3 displays comparable statements of operations for the Company and the Peer Group, based on earnings for the twelve months ended June 30, 2006, unless otherwise indicated for the Peer Group companies. MSB Financial and the Peer Group reported net income to average assets ratios of 0.55% and 0.67%, respectively. The Peer Group maintained comparative earnings advantages with respect to net interest income, non-interest operating income, net gains

RP(R) Financial, LC.
Page 3.10

                                   Table 3.3




                                [graphic omitted]

RP(R) Financial, LC.
Page 3.11


and lower effective tax rate, while lower operating expenses and slightly lower loan loss provisions represented comparative earnings advantages for the Company.

         The Peer Group's stronger net interest margin was realized through maintenance of a lower interest expense ratio, which was partially offset by the Company's higher interest income ratio. The Company's higher interest income ratio was realized through earning a higher yield on assets (5.91% versus 5.53% for the Peer Group), which was supported by MSB Financial's comparatively higher concentration of assets maintained in loans compared to lower yielding investments. The Peer Group's lower interest expense ratio was supported by maintenance of a lower cost of funds (2.52% versus 2.94% for the Company) and maintenance of a lower level of interest-bearing liabilities funding assets (86.1% versus 92.2% for the Company). Overall, MSB Financial and the Peer Group reported net interest income to average assets ratios of 2.93% and 3.08%, respectively.

         In another key area of core earnings strength, the Company maintained a lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 2.22% and 2.90%, respectively. The lower operating expense ratio maintained the Company was consistent with the Company's relatively undiversified operating strategy, as indicated by the relatively low level of revenues derived from sources of non-interest income which is in part related to the absence of an off-balance sheet loan servicing portfolio. Consistent with the Company's lower operating expense ratio and less diversified operations, MSB Financial maintained a comparatively lower number of employees relative to its asset size. Assets per full time equivalent employee equaled $5.6 million for the Company, versus $4.2 million for the Peer Group. On a post-offering basis, the Company's operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group's operating expenses. At the same time, MSB Financial's capacity to leverage operating expenses will be more comparable to the Peer Group's leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

RP(R) Financial, LC.
Page 3.12


         When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company's earnings were stronger than the Peer Group's. Expense coverage ratios posted by MSB Financial and the Peer Group equaled 1.32x and 1.06x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

         As noted above, sources of non-interest operating income provided a larger contribution to the Peer Group's earnings. Non-interest operating income equaled 0.79% and 0.23% of the Peer Group's and MSB Financial's average assets, respectively. Taking non-interest operating income into account in comparing the Company's and the Peer Group's earnings, MSB Financial's efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 70.3% was slightly more favorable than the Peer Group's efficiency ratio of 74.4%.

         Loan loss provisions had a slightly larger impact on the Peer Group's earnings, with loan loss provisions established by the Company and the Peer Group equaling 0.02% and 0.06% of average assets, respectively. The relatively minor impact of loan loss provisions on the Company's and the Peer Group's earnings were indicative of their generally favorable credit quality measures and low risk lending strategies.

         Net gains realized from the sale of assets were a slightly larger contributor to the Peer Group's earnings, as the Peer Group reported net gains equal to 0.01% of average assets versus a net loss equal to 0.04% of average assets reported by the Company. Typically, gains and losses generated from the sale of assets are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution's core operations. Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, such gains may be considered to be an ongoing activity for an institution

RP(R) Financial, LC.
Page 3.13

particularly during periods of low interest rates and, therefore, warrant some consideration as a core earnings factor for an institution. However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income. Extraordinary items were not a factor in either the Company's or the Peer Group's earnings.

         Taxes had a more significant impact on the Company's earnings, as MSB Financial and the Peer Group posted effective tax rates of 37.30% and 23.79%, respectively. As indicated in the prospectus, the Company's effective marginal tax rate is equal to 40.0%.


Loan Composition
----------------

         Table 3.4 presents data related to the Company's and the Peer Group's loan portfolio compositions and investment in mortgage-backed securities. The Company's composition of assets reflected a lower concentration of 1-4 family permanent mortgage loans and mortgage-backed securities in comparison to the Peer Group (46.1% of assets versus 50.0% for the Peer Group). The Peer Group's higher ratios resulted from maintenance of a higher concentration of mortgage-backed securities, which was largely offset by the higher concentration of 1-4 family loans maintained by the Company. Loans serviced for others equaled 7.9% of the Peer Group's assets, which was a factor that contributed to the Peer Group's higher level of non-interest operating income. Comparatively, the Company does not hold any loans serviced for others. The Peer Group's balance of loans serviced for others translated into a modest balance of servicing intangibles.

         Diversification into higher risk types of lending was greater for the Company. Consumer loans, which consist mostly of home equity loans, represented the most significant area of lending diversification for the Company (18.9% of assets), followed by multi-family/commercial real estate loans (8.7% of assets) and construction and land loans (8.6% of assets). The Peer Group's lending diversification consisted primarily of commercial real estate/multi-family loans (12.5% of assets), while other areas of lending diversification for the Peer Group were fairly evenly distributed between the other loan types shown in Table
3.4. In addition to multi-family/commercial real estate loans, the Peer Group's concentration of commercial business

RP(R) Financial, LC.
Page 3.14

                                   Table 3.4




                                [graphic omitted]

RP(R) Financial, LC.
Page 3.15


loans was nominally higher than maintained by the Company. Overall, the Company's higher ratio of loans-to-assets and higher degree of lending diversification into higher risk types of lending translated into a higher risk weighted assets-to-assets ratio of 67.4%, versus a comparable Peer Group ratio of 54.2%.


Interest Rate Risk
------------------

         Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group companies. In terms of balance sheet composition, MSB Financial's interest rate risk characteristics were considered to be less favorable than the Peer Group's. Most notably, MSB Financial's lower tangible capital position and lower IEA/IBL ratio indicate a greater dependence on the yield-cost spread to sustain the net interest margin, while the Company and the Peer Group maintained comparable levels of non-interest earning assets.

         To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for MSB Financial and the Peer Group. In general, the more significant fluctuations in the Company's ratios implied that the interest rate risk associated with the Company's net interest income was greater compared to the Peer Group's, based on the interest rate environment that prevailed during the period covered in Table 3.5. The stability of the Company's net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of MSB Financial's assets and the proceeds will be substantially deployed into interest-earning assets.


Credit Risk
-----------

         Overall, the credit risk factors associated with MSB Financial's and the Peer Group's balance sheets were considered to be indicative of limited credit risk exposure. As shown in Table 3.6, the Company's ratio of non-performing assets and accruing loans that are more than 90 days past due equaled 0.27% of assets, which was just slightly above the comparable Peer Group ratio of 0.22%. Comparatively, MSB Financial's non-performing loans-to-loans ratio,

RP(R) Financial, LC.
Page 3.16

                                   Table 3.5




                                [graphic omitted]

RP(R) Financial, LC.
Page 3.17


                                   Table 3.6




                                [graphic omitted]

RP(R) Financial, LC.
Page 3.18


which does not include accruing loans that are more than 90 days past due, was slightly lower than the Peer Group's ratio (0.19% versus 0.27% for the Peer Group). The Company maintained lower levels of loss reserves as a percent of non-performing assets and accruing loans that are more than 90 days past due (127.4% versus 351.6% for the Peer Group) and as a percent of loans (0.42% versus 0.76% for the Peer Group). Net loan charge-offs were not considered to be significant for either the Company or the Peer Group.


Summary
-------

         Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of MSB Financial. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP(R) Financial, LC.
Page 4.1

                             IV. VALUATION ANALYSIS


Introduction
------------

         This chapter presents the valuation analysis and methodology used to determine MSB Financial's estimated pro forma market value for purposes of pricing the minority stock. The valuation incorporates the appraisal methodology promulgated by the OTS and adopted in practice by the FDIC for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Company and the Peer Group, and determination of the Company's pro forma market value utilizing the market value approach.

Appraisal Guidelines
--------------------

         The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution. The FDIC, state banking agencies and other Federal agencies have endorsed the OTS appraisal guidelines as the appropriate guidelines involving mutual-to-stock conversions. As previously noted, the appraisal guidelines for MHC offerings are somewhat different, particularly in the Peer Group selection process. Specifically, the regulatory agencies have indicated that the Peer Group should be based on the pro forma fully-converted pricing characteristics of publicly-traded MHCs, rather than on already fully-converted publicly-traded stock thrifts, given the unique differences in stock pricing of MHCs and fully-converted stock thrifts. Pursuant to this methodology: (1) a peer group of comparable publicly-traded MHC institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) the pro forma market value of the subject company is determined based on the market pricing of the peer group, subject to certain valuation adjustments based on key differences. In addition, the pricing characteristics of recent conversions and MHC offerings must be considered.

RP(R) Financial, LC.
Page 4.2


RP Financial Approach to the Valuation
--------------------------------------

         The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed conversions and stock offerings of comparable MHCs, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses, based on either the Peer Group or the recent conversions and MHC transactions, cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

         The pro forma market value determined herein is a preliminary value for the Company's to-be-issued stock. Throughout the MHC process, RP Financial will:
(1) review changes in the Company's operations and financial condition; (2) monitor the Company's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending MHC offerings, and to a lesser extent, standard conversion offerings, both regionally and nationally. If material changes should occur prior to the close of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

         The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including MSB Financial's value, the market value of the stocks of public MHC institutions, or MSB Financial's value alone. To the extent a change in factors impacting the

RP(R) Financial, LC.
Page 4.3


Company's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.


Valuation Analysis
------------------

         A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of MSB Financial coming to market at this time.


1.       Financial Condition
         -------------------

         The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company's and the Peer Group's financial strengths are noted as follows:

          o Overall A/L Composition. Loans funded by retail deposits were the primary components of both MSB Financial's and the Peer Group's balance sheets. The Company's interest-earning asset composition exhibited a higher concentration of loans and a greater degree of diversification into higher risk and higher yielding types of loans. Overall, the Company's asset composition provided for a slightly higher yield earned on interest-earning assets and a higher risk weighted assets-to-assets ratio in comparison to the Peer Group. MSB Financial's funding composition reflected a comparable level of deposits and a higher level of borrowings in comparison to the Peer Group's ratios, which provided the Peer with a lower cost of funds than maintained by the Company. Overall, as a percent of assets, the Company maintained a similar level of interest-earning assets and a higher level of interest-bearing liabilities relative to the comparable ratios for the Peer Group, which translated into a lower IEA/IBL ratio for the Company. After factoring in the impact of the net stock proceeds, the Company's IEA/IBL ratio will be more comparable to the Peer Group's ratio. On balance, RP Financial

RP(R) Financial, LC.
Page 4.4


               concluded that asset/liability was a neutral factor in our adjustment for financial condition.

          o Credit Quality. The Company and the Peer Group maintained comparable non-performing assets ratios as a percent of assets. Loss reserves as a percent loans and non-performing assets were higher for the Peer Group, while net loan charge-offs were nominally higher for the Peer Group. As noted above, the Company's risk weighted assets-to-assets ratio was higher than the Peer Group's ratio. Overall, RP Financial concluded that this was a neutral factor in our adjustment for financial condition.

          o Balance Sheet Liquidity. The Peer Group operated with a higher level of cash and investment securities relative to the Company (34.5% of assets versus 13.5% for the Company). Following the infusion of stock proceeds, the Company's cash and investments ratio is expected to increase as the proceeds retained at the holding company level will initially be held in short-term liquid funds. The Company's future borrowing capacity was considered to be slightly less than the Peer Group's, given that the Company's borrowings-to-assets ratio was above the comparable Peer Group ratio. Overall, RP Financial concluded that no adjustment was warranted for the Company's liquidity.

          o Funding Liabilities. The Company's interest-bearing funding composition reflected a similar concentration of deposits and a higher concentration of borrowings relative to the comparable Peer Group ratios. MSB Financial's overall cost of funds was slightly higher than the Peer Group's. Total interest-bearing liabilities as a percent of assets were higher for the Company compared to the Peer Group ratio, which was attributable to MSB Financial's lower capital position. Following the stock offering, the increase in the Company's capital position should provide MSB Financial with a more comparable level of interest-bearing liabilities as maintained by the Peer Group. Overall, RP Financial concluded that a slight downward adjustment was warranted for MSB Financial's funding composition.

          o Capital. The Peer Group operates with a higher equity-to-assets ratio than the Company. However, following the stock offering, MSB Financial's pro forma capital position will be more comparable to the Peer Group's equity-to-assets ratio. The increase in the Company's pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets. At the same time, the Company's more significant capital surplus will likely result in a lower ROE. On balance, RP Financial concluded that capital strength was a neutral factor in our adjustment for financial condition.

         On balance, MSB Financial's pro forma balance sheet strength was considered to be comparable to the Peer Group's. Accordingly, no adjustment was applied for the Company's financial condition.

RP(R) Financial, LC.
Page 4.5


2.       Profitability, Growth and Viability of Earnings
         -----------------------------------------------

         Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and prospects to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

          o Reported Earnings. The Company's reported earnings were lower than the Peer Group's on a ROAA basis (0.55% of average assets versus 0.67% for the Peer Group). The Peer Group maintained a higher net interest margin, higher level of non-interest operating income and lower effective tax rate, which was partially offset by the Company's lower levels of operating expenses and loan loss provisions. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company's earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans. Overall, the Company's reported earnings were considered to be less favorable than the Peer Group's and, thus, the Company's reported earnings were considered as a slightly negative factor in our adjustment for the Company's profitability growth and viability of earnings.

          o Core Earnings. Both the Company's and the Peer Group's earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Company operated with a lower net interest margin, a lower operating expense ratio and a lower level of non-interest operating income. The Company's lower ratios for net interest income and operating expenses translated into a higher expense coverage ratio compared to the Peer Group's ratio (1.32x versus 1.06x for the Peer Group). Similarly, the Company's efficiency ratio of 70.3% was more favorable than the Peer Group's efficiency ratio of 74.4%, as the Company's lower operating expense ratio more than offset by the Peer Group's more favorable ratios for net interest income and non-interest operating income. Loss provisions had a slightly larger impact on the Peer Group's earnings, while the Company had a higher effective tax rate than indicated for the Peer Group. The Peer Group's lower effective tax rate more than offset the Company's core earnings advantages with regard to expense coverage and efficiency ratios. Overall, these measures, as well as the expected earnings benefit the Company should realize from the redeployment of stock proceeds into interest-earning assets net of the additional expenses associated with the stock benefit plans, indicate that the Company's core earnings were comparable to the Peer Group's. Accordingly, the Company's core earnings were considered a neutral factor in our adjustment for profitability growth and viability of earnings.

          o Interest Rate Risk. Quarterly changes in the Company's and the Peer Group's net interest income to average assets ratios indicated that a higher degree of volatility

RP(R) Financial, LC.
Page 4.6

               was associated with the Company's net interest margin. Other measures of interest rate risk, such as capital and IEA/IBL ratios, were more favorable for the Peer Group, thereby indicating a lower dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/ILB ratios that are comparable to the Peer Group ratios, as well as enhance the stability of the Company's net interest margin. Accordingly, on balance, this was a neutral factor in our adjustment for profitability, growth and viability of earnings.

          o Credit Risk. Loan loss provisions were a slightly larger factor in the Peer Group's earnings. In terms of future exposure to credit quality related losses, lending diversification into higher risk types of loans was greater for the Company and the Company maintained a higher concentration of assets in loans. Credit quality measures indicated that the Company and the Peer Group maintained comparable levels of non-performing assets, while the Peer Group maintained higher levels of reserves as a percent of loans and non-performing assets. Overall, RP Financial concluded that earnings credit risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

          o Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Company's historical growth reflected stronger asset growth than the Peer Group, which was supported by growth of loans. Second, the infusion of stock proceeds will increase the Company's earnings growth potential with respect to leverage capacity. Third, the Company's market area is considered to be comparatively more attractive with respect to facilitating opportunities to increase earnings through loan growth, given the population density of the central New Jersey market area and the growth that has been occurring in the Company's regional lending area. Lastly, the Peer Group's higher level of non-interest operating income implies greater earnings growth potential and sustainability of earnings during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, this was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

          o Return on Equity. The Company's current return on equity is higher than the Peer Group's return on equity ratio. However, as the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Company's equity, the Company's pro forma return on equity on a core earnings basis will be comparable or possibly slightly lower than the Peer Group's return on equity ratio. Accordingly, this was a neutral factor in the adjustment for profitability, growth and viability of earnings.

         On balance, MSB Financial's pro forma earnings strength was considered to be comparable to the Peer Group's. Accordingly, no adjustment was applied for the Company's profitability, growth and viability of earnings.

RP(R) Financial, LC.
Page 4.7


3.       Asset Growth
         ------------

         The Company recorded stronger asset growth than the Peer Group (13.6% versus 10.0% for the Peer Group), which was largely achieved through loan growth. Asset growth for the Peer Group was also the result of loan growth, which was partially offset by a slight decline in cash and investments. On a pro forma basis, the Company's tangible equity-to-assets ratio will be comparable to the Peer Group's tangible equity-to-assets ratio, indicating comparable leverage capacity for the Company and, therefore, provide the Company with the flexibility to maintain its current growth strategy. Accordingly, on balance, we believe that a slight upward valuation adjustment was warranted for this factor.


4.       Primary Market Area
         -------------------

         The general condition of an institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Overall, the central New Jersey counties of Morris and Somerset are considered to account for the major portion of the Company's deposit and lending activities. Operating in a densely populated market area provides the Company with growth opportunities, but such growth must be achieved in a highly competitive market environment. The Company competes against significantly larger institutions that provide a larger array of services and have significantly larger branch networks than maintained by MSB Financial. The competitiveness of the market area is highlighted by the Company's relatively low market share of deposits in the counties where its branches are maintained.

         The Peer Group companies generally operate in less densely populated markets with lower per capita income than Morris County, but the Peer Group companies also generally operate in markets with a lower cost of living than Morris County. Morris County's projected population growth rate exceeded the comparable Peer Group average and median growth rates. The average and median deposit market shares maintained by the Peer Group companies were significantly above the Company's market share of deposits in Morris County. Overall, the degree of competition faced by the Peer Group companies was viewed as significantly less than faced by the Company in Morris County County, while the growth potential in the markets

RP(R) Financial, LC.
Page 4.8


served by the Peer Group companies was for the most part was viewed to be less favorable than provided by the Company's primary market area. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-3. As shown in Table 4.1, June 2006 unemployment rates for all of markets served by the Peer Group companies exceeded the unemployment rate reflected for Morris County. On balance, we concluded that a slight upward adjustment was appropriate for the Company's market area.

                                    Table 4.1
                         Market Area Unemployment Rates
               MSB Financial Corp. and the Peer Group Companies(1)

                                                                      June 2006
                                                 County             Unemployment
                                                 ------             ------------

         MSB Financial Corp.- NJ                 Morris                  3.7%

         The Peer Group
         --------------
         Alliance Bank MHC - PA                  Delaware                4.7%
         Brooklyn Federal MHC - NY               Kings                   5.3
         Colonial Bankshares MHC - NJ            Cumberland              6.8
         Gouverneur Bancorp MHC - NY             St. Lawrence            5.4
         Greene County Bancorp MHC - NY          Greene                  4.4
         Naugatuck Valley Fin.. MHC - CT         New Haven               4.7
         Oneida Financial Corp. MHC - NY         Madison                 4.2
         PSB Holdings MHC - CT                   Windham                 5.2
         Pathfinder Bancorp MHC - NY             Oswego                  5.3
         Prudential Bancorp Inc. MHC - PA        Philadelphia            6.6

         (1) Unemployment rates are not seasonally adjusted.

         Source:  U.S. Bureau of Labor Statistics.


5.       Dividends
         ---------

         At this time the Company has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

         Eight out of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.20% to 3.90%. The average dividend yield on the stocks of the

RP(R) Financial, LC.
Page 4.9


Peer Group institutions equaled 1.88% as of September 1, 2006. As of September 1, 2006, approximately 85% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.15%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

         Our valuation adjustment for dividends for MSB Financial also considered the regulatory policy with regard to waiver of dividends by the MHC. Under current policy, any waiver of dividends by an FDIC regulated MHC requires that the minority stockholders' ownership interest be reduced in a second-step conversion to reflect the cumulative waived dividend account. Comparatively, no adjustment for waived dividends is required for OTS regulated companies in a second-step conversion. As an MHC operating under OTS regulation, the Company will be subject to the same regulatory dividend policy as a large majority of the Peer Group companies (nine of the Peer Group companies operate under OTS regulation with regard to accounting for waived dividends). Accordingly, we believe that to the extent MSB Financial's pro forma market value would be influenced by the OTS' dividend policy regarding MHC institutions, it has been sufficiently captured in the pricing of the Peer Group companies.

         While the Company has not established a definitive dividend policy prior to converting, the Company will have the capacity to pay a dividend comparable to the Peer Group's average dividend yield based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for purposes of the Company's dividend policy.


6.       Liquidity of the Shares
         -----------------------

         The Peer Group is by definition composed of companies that are traded in the public markets. Nine of the Peer Group members trade on the NASDAQ system and one Peer Group member trades on the AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies, based on the shares issued and outstanding to public shareholders (i.e., excluding the majority ownership interest owned by the respective MHCs) ranged from $12.1 million to $75.5 million as of September 1, 2006, with average and median market values of $33.4 million and $32.2 million, respectively. The shares

RP(R) Financial, LC.
Page 4.10


issued and outstanding to the public shareholders of the Peer Group members ranged from 688,000 to 5.7 million, with average and median shares outstanding both equaling 2.6 million. The Company's minority stock offering is expected to have a pro forma market value that is slightly below the average and median market values indicated for the Peer Group, while the number of public shares outstanding for the Company is expected to be fairly consistent with the average and median number of shares outstanding indicated for the Peer Group. It is anticipated that the Company's stock will be listed for trading on the NASDAQ, which is consistent with the listing maintained by nine of the Peer Group companies. Overall, we anticipate that the Company's public stock will have a comparable liquid trading market as the Peer Group companies on average and, therefore, concluded that no adjustment was necessary for this factor.


7.       Marketing of the Issue
         ----------------------

         Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHCs, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of the Company's to-be-issued stock.

         A.       The Public Market
                  -----------------

                  The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations.
Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

RP(R) Financial, LC.
Page 4.11


                  In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. The stock market showed resiliency in the aftermath of Hurricane Katrina, as oil prices fell following the Energy Department's decision to release some of the Strategic Petroleum Reserve. Lower oil prices and an upbeat report from the Federal Reserve that showed the economy kept growing in July and August helped to extend the rebound in the stock market heading into mid-September 2005. The rebound in the broader stock market paused in mid-September, as Hurricane Rita, higher oil prices and a quarter point rate increase by the Federal Reserve contributed to the Dow Jones Industrial Average ("DJIA") posting its worst weekly loss in three months for the trading week ending September 23rd. Stocks rebounded mildly at the close of the third quarter, which helped the DJIA to a 2.9% gain for the third quarter.

                  Inflation fears pushed stocks lower at the start of the fourth quarter of 2005, as comments from the Federal Reserve suggested that the central bank was worried about inflation and was likely to keep raising rates. The DJIA dropped to a five-month low in mid-October, reflecting concerns that high oil prices would depress consumer spending. Mixed results for third quarter earnings and inflation worries translated into an uneven trading market through the end of October. Optimism that a strong economy would produce a year-end rally provided a lift to the broader stock market in early-November. Lower bond yields and oil prices helped to extend the rally through mid-November. The DJIA approached a four and one-half year high in late-November, as the Federal Reserve hinted that the cycle of rate increases could be approaching an end. Stocks fluctuated in first half of December, as strong economic news and higher oil prices renewed concerns about inflation and rising interest rates. Acquisitions in the technology and pharmaceutical industries, along with some positive economic news showing a dip in unemployment claims and strong third quarter GDP growth, provided a boost to the broader stock market heading into late-December. However, the gains were not sustained through the end of the year, as higher oil prices, inflation concerns and the inversion of the yield curve pulled stocks lower in late-December.

         The broader stock market rallied higher at the start of 2006 on indications that the Federal Reserve was nearing an end to the current cycle of rate increases. In the second week of January,

RP(R) Financial, LC.
Page 4.12


the DJIA closed above 11000 for the first time since before September 11, 2001. Higher oil prices, some disappointing fourth quarter earnings and worries about Iran pushed stocks lower in mid-January, which was followed by a rebound in the broader stock market in late-January. The late-January gains were supported by some favorable fourth quarter earnings and economic news showing strong December orders for durable goods and lower than expected unemployment. Mixed reaction to some fourth quarter earnings reports and concerns about the housing market cooling off provided for a choppy market during the first half of February. Some favorable economic data, which included a surge in January retail sales and only a slight rise in core consumer prices for January, supported gains in the broader stock market heading into late-February. Major indexes approached multi-year highs in late-February, before faltering at the end of February on economic data showing a decline in consumer confidence and the housing market slowing down. However, in early-March 2006, stocks trended lower on concerns that rising global interest rates would hurt corporate profits. Stocks rebounded in mid-March, as economic data showing steady economic growth and little consumer inflation helped to lift the DJIA to a four and one-half year high.
Consumer prices rose just 0.1% in February, while job growth and housing construction were both stronger than expected in February. Stocks trended lower at the close of the first quarter on interest rate worries, as the Federal Reserve lifted rates another quarter point and hinted at more increases to come.

                  The broader stock market traded up at the start of the second quarter of 2006, reflecting optimism about first quarter earnings and that tame inflation would bring an end to rate increases by the Federal Reserve. Higher oil prices curbed the positive trend in stocks during mid-April, which was followed by the biggest gain of the year for the DJIA. The release of the minutes from the Federal Reserve's March meeting, which signaled that the Federal Reserve was about to stop raising rates served as the catalyst to the rally. Stocks generally edged higher through the end of April, as investors focused on strong first quarter earnings reports by a number of blue chip stocks. However, the positive trend was somewhat subdued by new inflation fears resulting from March economic data. Lower oil prices and a strong retail sales report for April helped to lift the DJIA to a six year high in early-May. Stocks traded flat on news of another rate increase by the Federal Reserve, which was followed by a sharp sell-off in mid-May as a larger than expected rise in April consumer prices sparked inflation fears. An

RP(R) Financial, LC.
Page 4.13


upward revision to first quarter GDP growth provided a boost to stocks heading into late-May, but the rally was cut short as a drop in consumer-confidence numbers for May and concerns of slower economic growth hurting corporate profits spurred another sell-off in late-May. Despite closing up on the last day of May, the month of May was the worst monthly performance for the DJIA in eleven months.

                  The down turn in the broader stock market continued during the first part of June 2006, as stocks tumbled after an inflation warning by the Federal Reserve Chairman stoked fears of future rate increases. Comparatively, stocks rallied in mid-June following reassuring inflation comments by the Federal Reserve Chairman. Higher interest rates dampened the rally ahead of the Federal Reserve meeting in late-June. Stocks surged higher following the Federal Reserve meeting in late-June, as comments from the Federal Reserve served to calm inflation worries and raised expectations of an end to the current cycle of rate increases.

                  Geopolitical turmoil and higher oil prices pulled stocks lower at the start of the third quarter of 2006. The broader stock market rallied briefly in mid-July on comments from the Federal Reserve that hinted at the possibility of a pause in the current cycle of rate increases and some favorable second quarter earnings reports. After trading in a narrow range during late-July and early-August, stocks retreated following the Federal Reserve meeting in August. While the Federal Reserve left rates unchanged, stocks declined on concerns of an economic slow down. Favorable inflation data reflected in wholesale and retail prices for July provided a boost to stocks in mid-August. Stocks traded in a narrow range before strengthening at the end of August, as oil prices dropped below $70 a barrel for the first time in two months and the unemployment rate for August dropped to 4.7%. As an indication of the general trends in the nation's stock markets over the past year, as of September 1, 2006, the DJIA closed at 11464.15 an increase of 9.7% from one year ago and an increase of 7.0% year-to-date, and the NASDAQ closed at 2193.16 an increase of 2.4% from one year ago and a decrease of 0.6% year-to-date. The Standard & Poors 500 Index closed at 1311.01 on September 1, 2006, an increase of 7.6% from one year ago and an increase of 5.0% year-to-date.

                  The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have matched the performance of the broader market. Similar to the

RP(R) Financial, LC.
Page 4.14


broader market, the market for thrift issues showed mixed results in early-September amid ongoing concerns about the long-term economic impact of Hurricane Katrina. Strength in the broader market and speculation of the Federal Reserve taking a pause in increasing rates supported a mild rally in thrift stocks going into mid-September. Likewise, thrift issues sold off in conjunction with the broader stock market going into late-September, as investors reacted negatively to the Federal Reserve hiking interest rates by another quarter point and the threat of Hurricane Rita hurting energy production. In contrast to the rebound in the broader stock market, thrift issues continued their slide at the end of the third quarter as a sharp decline in September consumer confidence weighed heavily on the thrift sector.

                  Thrift stocks retreated further at the beginning of the fourth quarter of 2005 on concerns about higher interest rates and inflation. Mixed earnings reports and shareholder activism at Sovereign Bancorp produced a choppy trading market for the thrift sector heading into late-October. Some positive macroeconomic news, which included a rise in consumer spending, helped to initiate a rally in thrift stocks at the end of October. Strength in the broader stock market and merger speculation helped to fuel gains for thrift stocks through much of November. Overall, the SNL Index for all publicly-traded thrifts registered a 3.6% increase during November. Thrift issues generally eased lower during early-December, reflecting concerns about higher interest rates and the strength of the housing market. Signals from the Federal Reserve that it could stop raising rates sometime in 2006 and easing inflation fears on lower than expected revised third quarter GDP growth lifted thrift stocks going into late-December. However, weakness in the broader market and an inverted yield curve pressured thrift stocks lower at year end.

                  Thrift stocks participated in the broader stock market rally at the beginning of the New Year, as interest rate sensitive issues benefited from news that rate increases by the Federal Reserve may be nearing an end. Thrift stocks continued to parallel the broader market in mid-January, as the sector traded down following some disappointing fourth quarter earnings caused by net interest margin compression. Short covering and a slight improvement in the yield curve provided for a brief rebound in thrift stocks in late-January 2006, followed by a downward move in the sector at the end of January as investors anticipated another rate hike by the Federal Reserve. The downward trend in thrift stocks continued through mid-February, reflecting

RP(R) Financial, LC.
Page 4.15


concerns that valuations were too high in light of a number of thrift issues experiencing a weaker earnings outlook due to spread compression resulting from the inverted yield curve. Thrift stocks strengthened along with the broader market heading into late-February, as mortgage lenders benefited from inflation data that showed only a small rise in core consumer prices for January and news that housing starts surged in January. Comparatively, reports of declining home sales, lower consumer confidence and higher oil prices depressed thrift stocks at the end of February and the first week of March. Thrifts stocks rebounded in conjunction with the broader market in mid-March 2006, as interest rate sensitive issues benefited from tame inflation data reflected in the February consumer price index. The proposed acquisition of North Fork Bancorp by Capital One helped to further the advance in thrift and bank stocks, particularly in the Northeast. Higher interest rates pushed thrift stocks lower in late-March, particularly after the Federal Reserve increased rates another quarter point and indicated that more rate increases were likely.

                  Thrift issues traded in a narrow range during the first half of April 2006, in which mixed earnings reports and concerns about interest rates and inflation provided for an uneven trading market. Thrift stocks spiked higher in conjunction with the broader market heading in to the second half of April, as investors reacted favorably to news that the Federal Reserve was contemplating an end to rate increases during its March meeting. The rally in thrift stocks was short-lived, with renewed concerns about interest rates and inflation providing for a modest pull back in thrift stocks during late-April. However, thrift stocks rebounded at the end of April, as comments from the Federal Reserve Chairman fueled speculation that the current cycle of Federal Reserve rate hikes may be nearing an end.

                  Strength in the broader market and Wachovia Corp.'s announced deal to acquire Golden West Financial Corp. sustained a rally in thrift stocks during early-May. Higher interest rates, weakness in the broader market and a drop in consumer confidence pushed thrift stocks lower in mid-May. Inflation fears continued the slide in thrift stocks in late-May, although thrift stocks closed out May advancing in conjunction with the broader market. Inflation fears, sparked by comments from the Federal Reserve Chairman, pulled thrift stocks lower along with the broader market in early-June. Acquisition speculation helped thrift stocks to stabilize ahead of the broader market heading into mid-June. Interest rate concerns weighed on thrift stocks in

RP(R) Financial, LC.
Page 4.16


mid-June, although thrift stocks moved higher following comments from the Federal Reserve Chairman that eased inflationary concerns. Thrift stocks traded in a narrow range ahead of the Federal Reserve meeting in late-June and then rallied strongly following statements from the Federal Reserve that hinted at the possibility of taking a break from raising interest rates further.

                  Activity in thrift stocks was neutral at the beginning of the third quarter of 2006, which was followed by a downturn in thrift stocks along with the broader market in mid-July. Comments from the Federal Reserve indicating expectations of inflation moderating and some positive second quarter earnings sparked a brief rally in thrift stock, which was followed by a pull back in thrift stocks in late-July. Earnings falling short of expectations due to margin compression contributed to the sell-off in thrift stocks. Thrift stocks bounced higher in early-August, as July employment data provided signs of a slowing economy and increased expectations that the Federal Reserve would stop raising rates. Mortgage data showing a drop in loan fundings reversed the positive trend in thrift stocks heading into mid-August, which was followed by an upturn in thrift stocks in mid-August as thrift stocks participated in the broader market rally that was powered by favorable inflation data. Thrift stocks trended lower in late-August, reflecting concerns of a slowdown in housing. A favorable August employment report provided a boost to the thrift sector at the beginning of September. On September 1, 2006, the SNL Index for all publicly-traded thrifts closed at 1,684.9, an increase of 5.8% from one year ago and an increase of 4.2% year-to-date. The SNL MHC Index closed at 3,392.7 on September 1, 2006, an increase of 16.8% from one year ago and an increase of 16.5% year-to-date.

         B.       The New Issue Market
                  --------------------

                  In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company's pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing

RP(R) Financial, LC.
Page 4.17


for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book ("P/B") ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

                  The market for converting thrift issues has been relatively stable over the past several quarters, with most converting issues having successful offerings and reflecting modest price appreciation in initial trading activity. In general, investor interest in smaller offerings with resulting less liquid trading markets has been for the most not as strong compared to investor interest in the larger offerings with more liquid trading markets. As shown in Table 4.2, two standard conversions, three second-step conversions and three mutual holding company offerings were completed during the past three months. The mutual holding company offerings are considered to be more relevant for purposes of our analysis. All three of the MHC offerings were closed at the top of their super ranges. On a fully-converted basis, the average closing pro forma price/tangible book ratio of the recent MHC offerings equaled 80.8%. On average, the prices of the recent MHC offerings reflected price appreciation of 7.1% and 17.5% after the first week and first month of trading, respectively. As of September 1, 2006, the three recent MHC offerings reflected average price appreciation of 20.3%

                  Shown in Table 4.3 are the current pricing ratios for the four companies that have completed fully-converted offerings during the past three months and are traded on NASDAQ or an Exchange. Two of the offerings were second-step conversions (First Clover Leaf Financial Corp. and Liberty Bancorp, thereby placing an upward bias on the P/TB ratio compared to the standard conversion offering P/TB ratios. The current average P/TB ratio of the publicly-traded recent conversions equaled 110.17%.

         C.       The Acquisition Market
                  ----------------------

                  Also considered in the valuation was the potential impact on MSB Financial's stock price of recently completed and pending acquisitions of other savings institutions operating

RP(R) Financial, LC.
Page 4.18

                                   Table 4.2





                                [graphic omitted]

RP(R) Financial, LC.
Page 4.19

                                   Table 4.3




                                [graphic omitted]

RP(R) Financial, LC.
Page 4.20


in New Jersey. As shown in Exhibit IV-4, there were four New Jersey thrift acquisitions completed from the beginning of 2002 through year-to-date 2006, and there is currently one acquisition pending for a New Jersey savings institution. To the extent that speculation of a re-mutualization may impact the Company's valuation, we have largely taken this into account in selecting companies which operate in the MHC form of ownership. Accordingly, the Peer Group companies are considered to be subject to the same type of acquisition speculation that may influence MSB Financial's trading price.

                              * * * * * * * * * * *

                  In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for MHC shares and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.


8.       Management
         ----------

         MSB Financial's management team appears to have experience and expertise in all of the key areas of the Company's operations. Exhibit IV-5 provides summary resumes of MSB Financial's Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company's present organizational structure. The Company currently does not have any senior management positions that are vacant.

         Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

RP(R) Financial, LC.
Page 4.21


9.       Effect of Government Regulation and Regulatory Reform
         -----------------------------------------------------

         In summary, as a federally-insured savings institution operating in the MHC form of ownership, MSB Financial will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions.
Exhibit IV-6 reflects the Company's pro forma regulatory capital ratios. Accordingly, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments
----------------------

         Overall, based on the factors discussed above, we concluded that the Company's pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

         Key Valuation Parameters:                                      Valuation Adjustment
         -------------------------                                      --------------------

         Financial Condition                                            No Adjustment
         Profitability, Growth and Viability of Earnings                No Adjustment
         Asset Growth                                                   Slight Upward
         Primary Market Area                                            Slight Upward
         Dividends                                                      No Adjustment
         Liquidity of the Shares                                        No Adjustment
         Marketing of the Issue                                         No Adjustment
         Management                                                     No Adjustment
         Effect of Government Regulations and Regulatory Reform         No Adjustment


Basis of Valuation - Fully-Converted Pricing Ratios
---------------------------------------------------

         As indicated in Chapter III, the valuation analysis included in this section places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) no opportunity for public shareholders to exercise voting control; (3) the potential pro forma impact of second-step conversions on the pricing of MHC institutions; (4) the

RP(R) Financial, LC.
Page 4.22


regulatory policies regarding the dividend waiver policy by MHC institutions; and (5) the middle-tier structure maintained by most MHCs facilitates the ability for stock repurchases. The above characteristics of MHC shares have provided MHC shares with different trading characteristics versus fully-converted companies. To account for the unique trading characteristics of MHC shares, RP Financial has placed the financial data and pricing ratios of the Peer Group on a fully-converted basis to make them comparable for valuation purposes. Using the per share and pricing information of the Peer Group on a fully-converted basis accomplishes a number of objectives. First, such figures eliminate distortions that result when trying to compare institutions that have different public ownership interests outstanding. Secondly, such an analysis provides ratios that are comparable to the pricing information of fully-converted public companies, and more importantly, are directly applicable to determining the pro forma market value range of the 100% ownership interest in MSB Financial as an MHC. Lastly, such an analysis allows for consideration of the potential dilutive impact of dividend waiver policies adopted by the Federal agencies. This technique is validated by the investment community's evaluation of MHC pricing, which also incorporates the pro forma impact of a second-step conversion based on the current market price.

         To calculate the fully-converted pricing information for MHCs, the reported financial information for the public MHCs must incorporate the following assumptions, based on completed second-step conversions to date: (1) all shares owned by the MHC are assumed to be sold at the current trading price in a second step-conversion; (2) the gross proceeds from such a sale are adjusted to reflect reasonable offering expenses and standard stock based benefit plan parameters that would be factored into a second-step conversion of MHC institutions; (3) net proceeds are assumed to be reinvested at market rates on a tax effected basis; and (4) the public ownership interest is adjusted to reflect the pro forma impact of the waived dividends pursuant to applicable regulatory policy. Book value per share and earnings per share figures for the public MHCs were adjusted by the impact of the assumed second step-conversion, resulting in an estimation of book value per share and earnings per share figures on a fully-converted basis. Table 4.4 on the following page shows the calculation of per share financial data (fully-converted basis) for each of the ten public MHC institutions that form the Peer Group.

RP(R) Financial, LC.
Page 4.23

                                   Table 4.4




                                [graphic omitted]

RP(R) Financial, LC.
Page 4.24


Valuation Approaches: Fully-Converted Basis
-------------------------------------------

         In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing MSB Financial's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in MSB Financial's prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and offering expenses (summarized in Exhibits IV-10 and IV-11). The assumptions utilized in the pro forma analysis in calculating the Company's full conversion value were consistent with the assumptions utilized for the minority stock offering, except expenses were assumed to equal 3.0% of gross proceeds, the MRP was assumed to equal 4.0% of the offering and the stock option plan was assumed to equal 10.0% of the offering (summarized in Exhibits IV-7 and IV-8).

         In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, recent conversions and MHC offerings.

         RP Financial's valuation placed an emphasis on the following:

          o P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Company's and the Peer Group's earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma fully-converted basis for the Company as well as for the Peer Group; and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting the minority offering proceeds, we also gave weight to the other valuation approaches.

          o P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

RP(R) Financial, LC.
Page 4.25


          o P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

         The Company will adopt Statement of Position ("SOP") 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

         Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of September 1, 2006, the pro forma market value of MSB Financial's full conversion offering equaled $42,500,000 at the midpoint, equal to 4,250,000 shares at $10.00 per share.

                  1. Price-to-Earnings ("P/E"). The application of the P/E valuation method requires calculating the Company's pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company's reported earnings equaled $1.402 million for the twelve months ended June 30, 2006. In deriving MSB Financial's core earnings, the only adjustments made to reported earnings were to eliminate the unrealized gain on trading securities, which equaled $27,000, and the loss from investment in real estate, which equaled $120,000. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 40.0% for the adjustments, the Company's core earnings were determined to equal $1.458 million for the twelve months ended June 30, 2006. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).

RP(R) Financial, LC.
Page 4.26

                                                                       Amount
                                                                       ------
                                                                        ($000)

         Net income                                                    $1,402
         Less: Gain on trading securities(1)                              (16)
         Add back: Loss from investment in real estate(1)                  72
                                                                       ------
           Core earnings estimate                                      $1,458

         (1) Tax effected at 40.0%.

         Based on MSB Financial's reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Company's pro forma reported and core P/E multiples (fully-converted basis) at the $42.5 million midpoint value equaled 23.37 times and 22.67 times, respectively, which provided for discounts of 13.9% and 16.0% relative to the Peer Group's average reported and core P/E multiples (fully-converted basis) of
27.15 times and 26.98 times, respectively (see Table 4.5). At the top of the super range, the Company's reported and core P/E multiples equaled 28.78 times and 27.97 times, respectively. In comparison to the Peer Group's average reported and core P/E multiples, the Company's P/E multiples at the top of the super range reflected premiums of 6.0% and 3.7%, respectively.

         On an MHC reported basis, the Company's reported and core P/E multiples at the midpoint value of $42.5 million equaled 27.21 times and 26.27 times, respectively. The Company's reported and core P/E multiples provided for discounts of 14.2% and 20.3% relative to the Peer Group's average reported and core P/E multiples of 31.73 times and 32.98 times, respectively. At the top of the super range, the Company's reported and core P/E multiples equaled 34.71 times and 33.55 times, respectively. In comparison to the Peer Group's average reported and core P/E multiples, the Company's P/E multiples at the top of the super range reflected premiums of 9.4% and 1.7%, respectively. The Company's implied MHC pricing ratios relative to the MHC pricing ratios for the Peer Group are shown in Table 4.6, and the pro forma calculations are detailed in Exhibits IV-10 and Exhibit IV-11.

         2. Price-to-Book ("P/B"). The application of the P/B valuation method requires calculating the Company's pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group's P/B ratio (fully-converted basis), to MSB Financial's pro forma book value (fully-converted basis). Based on the $42.5 million midpoint valuation, MSB Financial's pro forma P/B and P/TB ratios both equaled 76.29%. In comparison to the average P/B and

RP(R) Financial, LC.
Page 4.27

                                   Table 4.5




                                [graphic omitted]

RP(R) Financial, LC.
Page 4.28

                                   Table 4.6





                                [graphic omitted]

RP(R) Financial, LC.
Page 4.29


P/TB ratios for the Peer Group of 92.17% and 96.56%, the Company's ratios reflected a discount of 17.2% on a P/B basis and a discount of 21.0% on a P/TB basis. At the top of the super range, the Company's P/B and P/TB ratios on a fully-converted basis both equaled 83.44%. In comparison to the Peer Group's average P/B and P/TB ratios, the Company's P/B and P/TB ratios at the top of the super range reflected discounts of 9.5% and 13.6%, respectively.

         On an MHC reported basis, the Company's P/B and P/TB ratios at the $42.5 million midpoint value both equaled 119.62%. In comparison to the average P/B and P/TB ratios indicated for the Peer Group of 178.72% and 195.72%, respectively, MSB Financial's ratios were discounted by 33.1% on a P/B basis and 38.9% on a P/TB basis. At the top of the super range, the Company's P/B and P/TB ratios both equaled 137.55%. In comparison to the Peer Group's average P/B and P/TB ratios, the Company's P/B and P/TB ratios at the top of the super range reflected discounts of 23.0% and 29.7%, respectively.

         3. Price-to-Assets ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio (fully-converted basis) to the Company's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, MSB Financial's full conversion value equaled 13.87% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio (fully-converted basis) of 20.37%, which implies a discount of 31.9% has been applied to the Company's pro forma P/A ratio (fully-converted basis).

         On an MHC reported basis, MSB Financial's pro forma P/A ratio at the $42.5 million midpoint value equaled 14.85%. In comparison to the Peer Group's average P/A ratio of 22.99%, MSB Financial's P/A ratio indicated a discount of 35.4%.


Comparison to Recent Offerings
------------------------------

         As indicated at the beginning of this chapter, RP Financial's analysis of recent conversion and MHC offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent conversion offerings can not

RP(R) Financial, LC.
Page 4.30


be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The three recently completed MHC offerings closed at an average price/tangible book ratio of 80.8% (fully-converted basis) and, on average, appreciated 17.1% after one week of trading and 20.3% through September 1, 2006. In comparison, the Company's P/TB ratio of 76.3% at the midpoint value reflected an implied discount of 5.6% relative to the average closing P/TB ratio of the recent MHC offerings. At the top of the super range, the Company's P/TB ratio of 83.4% reflected an implied premium of 3.2% relative to the average closing P/TB ratio of the recent MHC offerings. The current fully-converted average P/TB ratio of Roma Financial Corp. and Northeast Community Bancorp, which are the two recent MHC offering that are traded on NASDAQ, equaled 93.7% based on closing market prices as of September 1, 2006. In comparison to the average current P/TB ratio of Roma Financial Corp. and Northeast Community Bancorp, the Company's P/TB ratio at the midpoint value reflects an implied discount of 18.4% and at the top of the super range reflects an implied discount of 13.4%.


Valuation Conclusion
--------------------

         Based on the foregoing, it is our opinion that, as of September 1, 2006, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, both shares issued publicly as well as to the MHC, equaled $42,500,000 at the midpoint, equal to 4,250,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $36,125,000 and a maximum value of $48,875,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 3,612,500 at the minimum and 4,887,500 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $56,206,250 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 5,620,625. The Board of Directors has established a public offering range such that the public ownership of the Company will constitute a 45.0% ownership interest. Accordingly, the offering to the public of the minority stock will equal

RP(R) Financial, LC.
Page 4.31


$16,256,250  at the minimum,  $19,125,000  at the midpoint,  $21,993,750  at the maximum and $25,292,810 at the supermaximum of the valuation range. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 4.5 and are detailed in Exhibit IV-7 and Exhibit IV-8; the pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 4.6 and are detailed in Exhibits IV-10 and IV-11.





                               [Exhibits omitted]